 As filed with the Securities and Exchange Commission on November 2, 2000

                                                Registration No. 333-48530
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             STORAGENETWORKS, INC.
            (Exact name of registrant as specified in its charter)

                               ----------------

         Delaware                    7389                    04-3436145
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                               ----------------

                               100 Fifth Avenue
                       Waltham, MA 02451 (781) 434-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                 Peter W. Bell
                      President, Chief Executive Officer
                           and Chairman of the Board
                             StorageNetworks, Inc.
                               100 Fifth Avenue
                               Waltham, MA 02451
                                (781) 434-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:
      John M. Westcott, Jr., Esq.               Keith F. Higgins, Esq.
          Mark G. Borden, Esq.                       Ropes & Gray
           Hale and Dorr LLP                    One International Place
              60 State St.                         Boston, MA 02110
               Boston, MA                           (617) 951-7000
             (617) 526-6000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated November 2, 2000.

                                9,000,000 Shares

                        [Logo of StorageNetworks, Inc.]

                                  Common Stock

                                  -----------

  StorageNetworks, Inc. is offering 5,502,726 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 3,497,274 shares. StorageNetworks will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

  Our common stock is quoted on the Nasdaq National Market under the symbol "STOR". The last reported sale price of the common stock on November 1, 2000 was $63.50 per share.

  See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                              Per Share  Total
                                                              ---------  -----
Initial price to public......................................  $        $
Underwriting discount........................................  $        $
Proceeds, before expenses, to StorageNetworks................  $        $
Proceeds, before expenses, to the selling stockholders.......  $        $

  To the extent that the underwriters sell more than 9,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,350,000 shares from StorageNetworks at the initial price to public less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on November   , 2000.

Goldman, Sachs & Co.
        Chase H&Q
              Merrill Lynch & Co.
                   Salomon Smith Barney
                                                      Thomas Weisel Partners LLC

                                  -----------

                       Prospectus dated     , 2000.

                             [StorageNetworks Logo]

                               PROSPECTUS SUMMARY

    This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 8.

                                  Our Business

    We are the first company to focus solely on providing data storage as a service. We are creating the first global data storage network, allowing our customers to connect their computer systems, or "plug in", to our network to store and access their data in much the same way they obtain and use electricity or telephone service. We provide both managed storage services and professional services. Our managed storage services include storage and management of our customers' primary data, tape back-up of our customers' data for archival and restoration purposes, and real time copies of customer data at remote sites. Through our professional services, we assess, design and implement our customers' data storage environments, addressing our customers' primary data needs as well as disaster recovery and business continuity plans. We are focused exclusively on data storage, and approximately 300 of our more than 580 employees are storage experts who assist businesses in designing and implementing their data storage strategies. Our customers are organizations that require large and rapidly growing volumes of data storage capacity and include established enterprises and Internet-based businesses in a wide range of industries, such as financial services, communications, media, retail, wholesale distribution, energy and natural resources, health and education.

    To deliver our managed storage services, we are building and expanding a dedicated fiber optic network that connects our storage point of presence, or S-POP, data centers within major metropolitan areas. Our S-POP data centers contain both disk and tape storage devices and each will have a data storage capacity of over 100,000 gigabytes of on-line disk storage at maturity. Our metropolitan storage networks are connected to each other and to our Global Operations Center through long distance fiber optic connections. Our proprietary operating system software controls and monitors the S-POP data centers, these storage networks and our Global Operations Center. This combination of metropolitan storage networks, long distance fiber networks, Global Operations Center and proprietary operating system constitutes our Global Data Storage Network.

    Customers connect to our Global Data Storage Network through our StoragePort access channel. StoragePort devices can be installed either at the customer's own facility, which generally must be located within 30 miles of an S-POP data center, or at a web hosting facility at which we have established an S-POP data center. At our S-POP data centers, which may be located on-site at a customer's own facility, we physically store and manage our customers' data, including both their primary data--the files, databases and records that the customer generates and uses in the everyday running of its business--and copies of all or some of that data, which can be used for archival, record retention, data distribution, disaster recovery and business continuity purposes.

    We provide our customers with a complete view of their storage environment through our proprietary Virtual Storage Portal software, a storage service management application that permits customers to monitor and control their storage resources 24 hours per day and seven days per week through a web browser. The Virtual Storage Portal software enables customers to gain greater control over their data storage, to monitor our performance and to request changes or upgrades to our managed storage services.

    Our S-POP data centers are primarily located in facilities operated by web hosting service providers from whom we license floor space and purchase power and networking and communications services utilized in delivering our services. As of September 30, 2000, we operated 42 S-POP data centers in 13 metropolitan areas in the United States and the United Kingdom; and we are planning to further expand the number of our data centers and markets.

    We commenced operations in October 1998 and began operating our first S-POP data center in May 1999. We have a history of operating losses. We incurred net losses of $23.9 million in 1999 and $91.8 million for the nine months ended September 30, 2000, and as of September 30, 2000 we had an accumulated deficit of $116.3 million.

    We believe that the expansion of our Global Data Storage Network, the increasing availability and customer acceptance of our services and recurring revenue from multi-year contracts for managed storage services will result in an increase in the percentage of our revenues from our managed storage services. During the first three quarters of 2000, we derived 54% of our service revenues from providing managed storage services, as compared to 18% in the year ended December 31, 1999. We believe that managed storage services revenues will represent more than 75% of our total revenues during 2001. The average contractual term of our managed storage service level agreements is approximately three to four years. Therefore, we expect our revenues from managed storage services to grow at a faster rate than professional services because our service level agreements will result in a recurring revenue stream that will further increase as we add new customers. If a customer's storage requirements increase or if a customer adds additional services, the revenues from such customer will increase, further contributing to the growth of managed storage service revenues.

    Our estimated revenue mix is based on our assumptions and projections as to the growth of the storage service provider market, the acceptance of our services, our ability to attract and retain customers and the continued economic health of our customers. A variety of factors may affect our assumptions and projections and there is no guarantee that we will achieve this revenue mix. We derived 82% of our service revenues in 1999, and 46% of our service revenues in the nine-month period ended September 30, 2000, from professional services. Professional services generally consist of assessments, designs and implementations of our customers' data storage systems not related to our managed storage services. During 1999, 37% of our total revenues were derived from the sale of data storage equipment. We generated no revenue from equipment sales in the first three quarters of 2000 and do not plan to generate any future revenue from such sales. If we fail to increase the percentage of revenues derived from managed storage services, or if our overall revenues, including our revenues from professional services, fail to increase or decline, our results will be harmed.

                                Our Opportunity

    Established enterprises as well as Internet-based businesses are creating and storing a growing amount of data. Forrester Research estimates that online storage for Global 2,500 companies will grow at a compound annual rate of 78% from 1999 to 2003. Designing, implementing and managing storage systems for this growing amount of data is increasingly complex as a result of the multiple components of storage systems, which are manufactured by multiple vendors, and the lack of interoperability standards. According to Forrester, storage expenditures as a percent of total spending on computing systems for an average Global 2,500 firm are expected to increase from 4% in 1999 to 17% in 2003.

    To effectively manage their data, companies require storage flexibility and functionality that is typically unavailable through a traditional data storage configuration that links a single computer to a single storage device. New technologies and the increasing availability of fiber optic bandwidth are making possible the creation of storage area networks that can link multiple servers to multiple storage resources through a dedicated high-speed network.

   These new technologies have created the opportunity to establish a storage area network that can free businesses from the need to build and operate their own internal data storage infrastructures. By storing and accessing their data through a global storage network established and managed by a third-party provider, businesses can cost-effectively satisfy their data storage requirements and thus focus on their core competencies. We believe that there is significant market opportunity for a company that has both the infrastructure and expertise necessary to provide comprehensive data storage services to data-intensive businesses. Dataquest estimates that the storage utility market will grow to approximately $8 billion by the end of 2003.

                                 Our Strategy

   Our objective is to establish StorageNetworks as a premier data storage services provider by:

  . continuing to develop proprietary technology, such as our Virtual
    Storage Portal software and Global Data Storage Network operating system;

  . promoting and extending the StorageNetworks brand;

  . expanding and enhancing our service offerings;

  . expanding our storage infrastructure and geographical presence;

  . targeting both enterprise and Internet-based businesses with the greatest need for managed storage services.

  . rapidly accumulating storage expertise and building best business processes for data storage; and

  . expanding our relationships with web hosting providers, storage hardware and software vendors and fiber providers.

                       Corporate Information and History

   StorageNetworks was incorporated in Delaware on August 14, 1998. Our principal executive offices are located at 100 Fifth Avenue, Waltham, MA 02451. Our telephone number at that location is (781) 434-6700. Our Internet address is www.StorageNetworks.com. The information contained on our web site is not incorporated by reference in this prospectus.

   We anticipate that our executive officers and directors, and entities affiliated with them, will in the aggregate own approximately 55% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to control all matters requiring shareholder approval.

   StorageNetworks, Storage Services for the e-Economy, Global Data Storage, S-POP, StoragePOP, PACS, DataPACS, NetPACS, BackPACS, SafePACS, StoragePort, Virtual Storage Portal, VSP, Just Plug In, S-POP Manager, STORwidth, STORmanage, STOR-OS and StorageNetworks Powered are service marks of StorageNetworks. All other trademarks and service marks are the property of their respective owners.

                                  The Offering

   Common stock offered by StorageNetworks............. 5,502,726 shares
   Common stock offered by the selling stockholders.... 3,497,274 shares
   Common stock to be outstanding after this offering.. 96,713,045 shares
   Nasdaq National Market symbol....................... STOR
   Use of proceeds..................................... For general corporate purposes, including
                                                        working capital and
                                                        capital expenditures,
                                                        expanding sales and
                                                        marketing and investing
                                                        in further technology
                                                        advancements.

    The number of shares of our common stock that will be outstanding after this offering is based on our shares of common stock outstanding on September 30, 2000 and excludes:

  . 9,936,905 shares issuable upon the exercise of outstanding stock options as of September 30, 2000 at a weighted-average exercise price of $6.00 per share; and

  . warrants to purchase 122,682 shares of common stock outstanding on September 30, 2000 at a weighted average exercise price of $15.70 per share.

    Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables summarize the consolidated financial data for our business. You should read this data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. Potentially dilutive common shares have been excluded from the shares used to compute net loss per share because their inclusion would be antidilutive. The as adjusted consolidated balance sheet data reflects the issuance of shares in this offering at an assumed offering price of $63.50 per share, deducting the estimated underwriting discount and expenses of this offering.

                            Period from                        Nine months
                          October 5, 1998                         ended
                         (commencement of                     September 30,
                          operations) to      Year ended     -----------------
                         December 31, 1998 December 31, 1999  1999      2000
                         ----------------- ----------------- -------  --------
                                (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues................      $   --           $  6,258      $ 3,124  $ 26,978
Total costs and
 expenses...............          380            31,150       13,306   123,441
Loss from operations....         (380)          (24,892)     (10,182)  (96,463)
Net loss................         (369)          (23,914)      (9,504)  (91,825)
Net loss per share:
  Basic and diluted.....      $ (0.02)         $  (0.98)     $ (0.39) $  (1.94)
  Weighted average
   common shares
   outstanding..........       24,400            24,407       24,400    47,422

                                                             September 30, 2000
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
                                                               (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments.......... $325,732  $658,681
Working capital............................................  297,994   630,943
Total assets...............................................  476,109   809,058
Capital lease obligations, less current portion............   79,487    79,487
Total stockholders' equity.................................  355,378   688,327

                                  RISK FACTORS

    You should consider carefully the risks described below before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

Our business is difficult to evaluate due to our limited operating history

    We commenced operations in October 1998. We did not operate our first data storage center until May 1999 and as of September 30, 2000 had 42 data centers connected to our Global Data Storage Network. We began offering our managed data storage services in May 1999 and derived 12% of revenues in 1999 and 54% of revenues for the nine-month period ended September 30, 2000 from these services. Until recently, revenues from services other than managed data storage services have constituted a majority of our revenues. For example, professional services accounted for 51% of our revenues in 1999 compared to 46% of our revenues for the nine-month period ended September 30, 2000; and sale of equipment accounted for 37% of revenues in 1999 and 0% of revenues for the nine-month period ended September 30, 2000. We do not expect to derive any revenues from equipment sales in the future and expect the percentage of revenues derived from our managed data storage services to continue to increase. Due to the changing nature of our business, our limited operating history and the emerging nature of our markets and services, our historical financial information is not a reliable indicator of future performance. Therefore it is difficult to evaluate our business and prospects.

The storage service provider market is new and our business will suffer if it does not develop as we expect

    The storage service provider market is new and may not grow or be sustainable. Potential customers may choose not to purchase storage services from a third party provider due to concerns about security, reliability, system availability or data loss. It is possible that our services may never achieve broad market acceptance. Furthermore, we incur operating expenses based largely on anticipated revenue trends which are difficult to predict given the recent emergence of the storage service provider market. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition will be seriously harmed.

We have a history of losses, and our failure to increase our revenues would prevent us from achieving and maintaining profitability

    We have never been profitable. We have incurred losses in each quarter since our inception. We experienced a net loss of $23.9 million in 1999 and $91.8 million for the nine-month period ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $116.3 million. We cannot be certain that our revenues will grow or that we will generate sufficient revenues to achieve profitability. Our failure to increase our revenues would harm our business and operating results. We expect to continue to incur significant and increasing capital, infrastructure, sales and marketing, product development, administrative and other expenses. We will incur substantial costs in extending our Global Data Storage Network, including establishing, expanding and operating new and existing S-POP data centers. We believe that we will continue to incur losses on a quarterly and annual basis for the foreseeable future. We will need to generate significantly higher revenues in order to achieve and maintain profitability. If our revenues grow more slowly than we anticipate, or if our operating or capital expenses increase more than we expect or cannot be reduced in the event of lower revenues, our business will be materially and adversely affected.

Our growth strategy will be unsuccessful if we are unable to expand our Global Data Storage Network

    A key component of our growth strategy is to expand our Global Data Storage Network. Our planned expansion includes further development of proprietary technology such as our Virtual Storage Portal software and Global Data Storage Network operating system, expanding existing facilities, the opening of storage facilities in the United States and internationally and the procurement of rights to additional fiber in metropolitan areas, long distance fiber optic connections across different metropolitan areas, and other transmission media to connect our customers and our data centers. Our continued expansion and development of our network will depend on, among other things, our ability to assess markets, identify data center locations and obtain rights to fiber and other transmission media, all in a timely manner, at reasonable cost and on acceptable terms. Our plans as to the exact location and number of data centers are likely to change from time to time in response to market conditions. We currently anticipate establishing approximately 10 additional S-POP data centers by the end of 2000, both in metropolitan areas in which we currently operate S-POP data centers as well as in additional areas. Our inability to continue to build our network, or to effectively manage its expansion, would have a material adverse effect on our business and financial condition.

Any failure of our infrastructure could lead to significant costs, service disruptions and data loss, which could reduce our revenues and harm our business and reputation

    To be successful, we must provide our customers with secure, efficient and reliable data storage services. We rely on the expandable capacity, reliability and security of our network infrastructure to deliver these services in a manner that our customers may access easily and without disruption to their businesses. To meet these customer requirements we must protect our infrastructure against damage caused by occurrences such as:

  .  human error;

  .  physical or electronic security breaches;

  .  fire, earthquake, flood and other natural disasters;

  .  power loss; and

  .  sabotage and vandalism.

    The occurrence of a natural disaster or other unanticipated problems at one or more of our S-POP data centers could result in service interruptions, significant damage to equipment or loss of customer data. Any widespread loss of services would slow the adoption of our services and cause damage to our reputation, which would seriously harm our business.

One or more of our customers may lose data stored at one of our S-POP data centers or lose access to some or all of such data, which could reduce our revenues and harm our business and reputation

    Due to the size of our network, the amount of equipment involved and the number of our locations, customers may lose data stored at one of our S-POP data centers or lose access to some or all of such data as a result of network or equipment failure or human error on the part of our employees. We have, on occasion, experienced such problems with our services. Depending on the nature of the data loss or unavailability, and the degree to which the event results in negative publicity for us or our customers, our reputation, our ability to attract new customers, and the value of our stock all could suffer. Our ability to quickly isolate and recover from the cause of any such loss is critical to minimizing the impact of such problems.

Our revenues will not continue to grow, our costs will increase, and our reputation will be damaged if we are not able to grow our infrastructure as demand increases

    We have had only limited deployment of our Global Data Storage Network to date. Our Global Data Storage Network consists of our operating system software, S-POP data centers, the network infrastructure such as fiber optic cable that connects the S-POP data centers and our control center which monitors data centers and other network activity. As of September 30, 2000, 42 S-POP data centers were operational. Our data storage network is undergoing further expansion and we have not operated our network or provided services to customers on the scale that we will in the future if there is broad market acceptance of our services. Our infrastructure may not perform as expected as the number of customers, data centers and network components increases. Additionally, we may not be able to respond quickly to unanticipated large increases in demand by any particular customer. Because our contracts provide customers credits against a portion of their monthly service fees if our services do not achieve specified performance levels of data availability, successfully completed back-ups and data security, we will lose revenues if our network does not perform as we expect. Moreover, we will need to make additional investments in our infrastructure to satisfy future customers as demand increases. We cannot assure you that we will be able to make these investments successfully or at an acceptable cost, and upgrades to our infrastructure may cause delays or failures in our services. As a result, in the future our infrastructure may be unable to satisfy customer demand. Our failure to satisfy customer demand could damage our reputation, significantly reduce demand for our services, and cause us to receive lower fees than expected and incur unforeseen costs to remedy our shortfalls.

Only a small number of our S-POP data centers have achieved positive gross margins and all of our S-POP data centers may not achieve or maintain profitability

    Our first S-POP data center became operational in May 1999. Half of our S-POP data centers became operational in the first six months of 2000. We believe that an S-POP data center, once operational, will take more than 12 months to achieve positive gross margins. Only a small number of our S-POP data centers have achieved positive gross margins for any period. Due to our limited operating history, we have little historical evidence that indicates that all or a significant number of our S-POP data centers will achieve and sustain operating profitability. Our failure to attract customers and control operating costs could result in poor utilization of our S-POP data centers and could cause our business to be materially and adversely affected.

If our network security is breached, our business and reputation would suffer

    Our customers rely on us for the secure storage and transmission of their data. Third parties may attempt to breach our security. If they are successful, they could obtain, destroy or damage confidential information of our customers. We may be liable to our customers for any breach in our security, and any such breach could harm our reputation. Our failure to prevent security breaches may have a material adverse effect on our reputation and operating results.

Because our data storage services utilize complex technology and are deployed in complex environments, problems with our services may arise that could seriously harm our business

    Due to the sophisticated nature of our infrastructure and the amount and complexity of the technology we and our customers employ, our data storage services are highly complex. As our engagements increase in sophistication and scale, we face new challenges in implementing new technologies, processes and storage capacity without disruption. Errors and defects in our infrastructure and technology or delays in deployment have, from time to time, and may in the future adversely affect our services. Accordingly, we could experience:

  .  loss of or delay in revenues and loss of market share;

  .  loss of customers and credibility;

  .  failure to attract new customers or achieve market acceptance;

  .  increased costs;

  .  diversion of development resources; and

  .  legal actions by our customers.

    Any one or more of these results could be very costly and, if not quickly remedied, cause serious harm to our business.

Our competition includes storage hardware and software vendors and other storage service providers against whom we may not be able to compete successfully

    We currently face competition from storage hardware and software vendors. Some of these vendors also provide consulting and related services that compete with our services. Many of these vendors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. Many of these vendors also have more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our current and potential customers.

    We also face competition from other storage service providers and additional direct competitors are likely to enter this market. Additionally, some hardware and software vendors have announced, and others may develop, managed storage service offerings that compete with ours. Moreover, we have relationships with several vendors that we or they could choose to discontinue if they began to offer competing managed storage services.

    Increased competition from any of these sources could result in a loss of customers and market share. Additionally, price competition, particularly from competitors with greater resources, could require us to reduce the prices for our managed data storage services. Any of these results could seriously harm our business and financial condition.

Unexpected events such as equipment shortages, network instability, demand surges and deterioration in the financial health of our customers may cause our quarterly and annual results to fluctuate and our stock price to decline and could cause long-term harm to our business

    In addition to our short operating history and the emerging nature of the storage service provider market, other factors beyond our control may cause our quarterly and annual results to fluctuate. The same factors could cause serious long-term harm to our business. These factors include:

  .  temporary shortages or interruptions in supply of storage equipment;

  . natural disasters in the geographic markets in which we operate or other causes of network instability;

  .  surges in demand for data storage capacity; and

  .  the financial condition of our customers.

    Our operating expenses are largely based on anticipated revenue trends. As a result, a delay in generating or recognizing revenues for these or any other reasons could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses. If these events occur, it is likely that in some future quarters our operating results will be below the expectations of investors; and, in this event, the price of our common stock could fall. Additionally, the above events could cause serious harm to our overall business.

We rely on third party suppliers for the components of our infrastructure and the storage products we use in delivering our services and any interruption in the supply of these products and materials could harm our business

    We are dependent on other companies to supply the key components of our network infrastructure and the hardware and software storage products we use in delivering our services. For example, of the disk storage arrays and related software that we use in the delivery of our managed data storage services, during the first nine months of 2000, we purchased 45% from EMC Corporation, 20% from Compaq and 11% from Network Appliance, and during the quarter ended September 30, 2000, we purchased 1% from EMC, 43% from Compaq and 37% from Network Appliance. We currently purchase a large portion of the software and hardware products used in our services offerings from approximately 15 storage product vendors. Any interruption in our ability to obtain these products, or comparable quality replacements, would substantially harm our business and results of operations.

If our professional services revenues, including the professional services revenues that we derive from our subcontractor agreement with EMC Corporation, decline in the near future, our quarterly results will be harmed

    During the nine-month period ended September 30, 2000, we earned approximately 24% of our total revenues by providing professional services to customers of EMC Corporation pursuant to a subcontractor agreement with EMC. We expect that the percentage of revenues we derive from professional services will decline and that the percentage of our revenues we derive from managed storage services will increase significantly and during 2001 will represent more than 75% of our total revenues. However, if we experience a decrease in revenues from professional services, through the termination of our agreement with EMC or otherwise, our total revenues may significantly decrease and our quarterly results in the near future would be harmed. Since June 2000, when EMC made the allegations against us described below, we and EMC have entered into fewer new professional services engagements, and we expect the number of new engagements to continue to decline.

If any of our business relationships with hosting service providers, hardware and software vendors and other service providers and suppliers terminate, our ability to penetrate the storage services provider market could be adversely affected

    We have formed business relationships, both formally and informally, with various hosting service providers, hardware and software vendors and other service providers and suppliers for joint marketing and storage component purchases. These providers include:

  . Hosting service providers such as AT&T Web Hosting Services, Exodus Communications, GlobalCenter, COLT Telecom and Equinix, with whom we have joint marketing and services agreements or volume purchase agreements;

  . Hardware and software suppliers such as Brocade Communications Systems, Inc., Compaq, Dell, Legato Systems, Network Appliance, Inc., Sun Microsystems, Inc. and VERITAS Software, with whom we have volume purchasing or financing agreements or joint marketing and selling agreements;

  . Systems integrators such as KORE Partners, Inc. and SiteSmith and technology providers such as Akamai Technologies, with whom we have joint marketing or referral selling agreements; and

  . Telecommunications and optical fiber services providers such as Global Crossing and Metromedia Fiber Network, with whom we have volume purchase agreements.

Through certain of these relationships, we acquire, in volume, various components utilized in our network. Our volume purchasing enables us to acquire these components at favorable pricing and with favorable delivery and other terms. Other arrangements involve joint marketing and selling efforts that are intended to increase both our and the other party's sales. If these agreements are terminated, we would lose the benefit of these favorable purchasing terms and our sales efforts could be adversely affected. Our ability to quickly penetrate the storage services provider market may be adversely affected if we are unable to continue these relationships and to develop other similar relationships in the future. Consolidation in the hosting and telecommunications service providers industries, such as the announced mergers between Exodus Communications and GlobalCenter and between SiteSmith and Metromedia Fiber Network, may affect our ability to develop and maintain strategic relationships. We cannot predict the manner in which our relationships with these providers and vendors might change.

Our services may not be accepted by customers or may become obsolete if we do not respond rapidly to technological and market changes

    The storage services provider market will be characterized by rapid technological change and frequent new product and service introductions. We may be unable to respond quickly or effectively to these developments. If competitors introduce products, services or technologies that are better than ours or that gain greater market acceptance, or if new industry standards emerge, our services may become obsolete, which would materially harm our business and results of operations. In developing our services, we have made, and will continue to make, assumptions about the standards that our customers and competitors may adopt. If the standards adopted are different from those which we may now or in the future promote or support, market acceptance of our services may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of services or products incorporating new technologies and the emergence of new industry standards could render our existing services obsolete.

Our business will suffer if we do not enhance and expand our services to meet changing customer requirements

    Our current and prospective customers may require features and capabilities that our current services do not have. To achieve market acceptance for our services, we must, in an effective and timely manner, anticipate and adapt to customer requirements and offer services that meet customer demands. The development of new or enhanced services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services as well as enhancements to our existing services. The introduction of new or enhanced services also requires that we manage the transition from older services in order to minimize disruption in customer ordering patterns and ensure that we can deliver services to meet anticipated customer demand. Our failure to anticipate and meet changing customer requirements or to effectively manage transitions to new services would materially adversely affect our business, results of operations and financial condition.

We may not be able to obtain additional financing necessary to grow our business

    As we grow our business and expand our network infrastructure, we will need additional financing. From 2000 to 2004, we expect to purchase a total of approximately $700 million of capital infrastructure to expand our Global Data Storage Network, including the expansion and operation of existing S-POP data centers and the establishment and operation of additional S-POP data centers. We expect that our total purchases during 2000 for such expansion will be approximately $120 million. We plan to finance this growth primarily with current and future vendor financing, equipment lease lines and bank lines of credit, as well as other debt or equity financings. We cannot be sure that we will be able to secure additional financing on acceptable terms. Additionally, holders of any future debt instruments or preferred stock may have rights senior to those of the holders of our common stock, and any future issuance of common stock would result in dilution of existing stockholders' equity interests.

The rates we charge for our services may decline over time, which would reduce our revenues and adversely affect our profitability

    As our business model gains acceptance and attracts the attention of competitors, we may experience pressure to decrease the fees for our services, which could adversely affect our revenues and our gross margin. If we are unable to sell our services at acceptable prices, or if we fail to offer additional services with sufficient profit margins, our revenue growth will slow and our business and financial results will suffer.

Our revenues could decline and our operating expenses could increase if we fail to manage our growth properly

    We have expanded our operations rapidly since our inception in 1998. We continue to increase the scope of our operations and the size of our employee base. Our total number of employees grew from 9 on December 31, 1998 to 582 on September 30, 2000. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. For example, to integrate key employees into our company, these individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. If we fail to do so, our revenues could decline and our operating expenses could increase.

Our revenues could decline if our customers do not renew our services

    We provide our managed data storage services through service level agreements with our customers. The term of these service level agreements is generally three to four years. Since we have only recently begun to provide managed data storage services, none of our service level agreements has expired. Therefore, we have no historical information with which to forecast future demand for our services from our existing customer base after existing contracts expire. If our customers elect not to renew our services, our revenue growth may slow and our business and financial results may suffer.

A majority of our current managed storage services customers are Internet-based businesses that may not pay us for our services on a timely basis and that may not succeed over the long term

    Approximately 75% of our managed storage services revenues recognized in the quarter ended September 30, 2000 was derived from customers that are Internet-based businesses, and a significant portion of our future managed storage services revenues may be derived from this customer base. The unproven business models of some of these customers makes their continued financial viability uncertain. Given the short operating history and emerging nature of many of these businesses, there is a risk that some of these customers will encounter financial difficulties and fail to pay for our services or delay payment substantially. The failure of our emerging business customers to pay our fees on a timely basis or to continue to purchase our services in accordance with their contractual commitments could adversely affect our revenue collection periods, revenues and other financial results.

We incurred a significant amount of deferred stock compensation that will decrease our earnings over the next four years

    We recorded deferred stock compensation of $1.1 million in 1998, $20.8 million in 1999 and $580,000 in the nine months ended September 30, 2000 for stock options granted at exercise prices determined to be below the fair market value of our common stock. We will amortize this deferred compensation through 2004, which will decrease our earnings during those years. We expect to incur amortization of deferred stock compensation of $5.1 million in 2000, $5.0 million in 2001, $5.0 million in 2002, $4.0 million in 2003 and $90,000 in 2004.

We depend on our key personnel to manage our business effectively in a rapidly changing market, and if we are unable to retain our key employees, our ability to compete could be harmed

    Our future success depends upon the continued services of our executive officers, in particular Peter W. Bell, our Chief Executive Officer and President, and William D. Miller, our Executive Vice President and Chief Technical Officer, and upon the continued services of other key technology, sales, marketing and support personnel, who have critical industry experience and relationships that we rely on in implementing our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. The loss of the services of any of our officers or key employees could delay the development and introduction of and negatively impact our ability to sell our services.

Certain members of our Executive Advisory Council and Board of Directors are or were employees of, or affiliated with, entities that may in the future compete directly with us

    One of our directors and three members of our Executive Advisory Council are affiliated with companies that may in the future become our competitors. Specifically, Michael Lambert, a director, is a Senior Vice President of Dell. Of the members of our Executive Advisory Council, Janpieter Scheerder is President of Sun Microsystems Network Storage Division; Karl Schubert is Vice President, Storage Systems Architecture and Storage Systems Engineering for Dell's Storage Division; and Paul Borrill is Vice President and Chief Technology Officer of VERITAS Software Corporation. In addition, Roger Marino, a director, was a co-founder and President of EMC Corporation; and another director, Harold Dixon, was a senior vice president of EMC for several years. These relationships may create actual or perceived conflicts of interest for these individuals as a result of their access to information and business opportunities proprietary to us and possibly useful to these potential competitors.

We face risks associated with international operations that could cause our financial results to suffer

    To be successful, we believe we must expand our international operations. Therefore, we expect to commit significant resources to expand our international operations and sales and marketing activities. We are increasingly subject to a number of risks associated with international business activities that may increase our costs and require significant management attention. These risks include:

  . longer sales cycles due to cultural differences in the conduct of business and the fact that Internet infrastructure is less advanced in some foreign jurisdictions;

  . increased expenses associated with marketing and delivering services in foreign countries;

  .  general economic conditions in international markets;

  .  currency exchange rate fluctuations;

  . unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

  .  political risks in certain countries;

  .  tariffs, export controls and other trade barriers;

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable due to language barriers, cultural differences in the conduct of business and differences in enforcement regimes and dispute resolution mechanisms in foreign countries; and

  . potentially adverse tax consequences, including restrictions on the repatriation of earnings.

If one or more of these sources of risk were to materialize, our financial results may suffer.

                       Risks Related to Legal Uncertainty

If we are unable to protect our intellectual property rights, we may not be able to compete effectively

    We do not have any patents and have filed only six patent applications with respect to our data storage services. We cannot be certain that our current patent applications or any future application will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent issued to us will afford us a competitive advantage. We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection. Our intellectual property may be subject to even greater risk in foreign jurisdictions. The laws of many countries do not protect proprietary rights to the same extent as the laws of the United States.

    Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources. Finally, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar information or technology. Any failure by us to adequately protect our intellectual property could have a material adverse effect on our ability to compete effectively.

Defending against intellectual property infringement and other claims could be time consuming and expensive and, if we are not successful, could subject us to significant damages and disrupt our business

    Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force us to do one or more of the following:

  . cease selling services that incorporate the challenged intellectual property;

  . obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms; and

  . redesign our services or our network.

    If we are forced to take any of the foregoing actions, our business may be seriously harmed. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

    On June 21, 2000, we received a letter from EMC Corporation alleging, among other things, that we and our executives have misrepresented that EMC is an investor in StorageNetworks even though EMC is not an investor, misappropriated confidential EMC information, targeted employees of EMC for employment in violation of contractual commitments not to hire EMC employees, adopted advertising slogans similar to EMC's, and interfered with contractual relationships between EMC and certain of EMC's customers. No legal proceedings have been brought by EMC, but the letter suggests that EMC may commence legal proceedings against us seeking substantial damages and/or injunctive relief. In addition, since the time of the allegations made by EMC in June 2000, the number of professional services engagements under our subcontractor agreement with EMC has decreased significantly and it is likely that the number of engagements will continue to decline. Also, EMC may refuse to sell us additional hardware for use in our S-POP data centers. We believe EMC's allegations are without merit and intend to defend vigorously any legal proceedings which EMC might commence against us.

           Risks Related to the Securities Markets and This Offering

Our stock price has been volatile and could result in substantial losses for investors purchasing shares in this offering

    The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock in the public market to fluctuate significantly from the price paid by investors in this offering:

  . the addition or departure of key personnel;

  . variations in our quarterly operating results;

  . announcements by us or our competitors of significant contracts, new products or services offerings or enhancements, acquisitions, joint ventures or capital commitments;

  . our sales of common stock or other securities in the future;

  . changes in market valuations of technology companies; and

  . fluctuations in stock market prices and volumes.

    Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources and could materially adversely affect our business and results of operations.

Management may use the proceeds of this offering in ways that do not increase our profits or market value

    Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

Press articles mentioning our business may not provide a balanced, accurate and complete description of our business and are not an appropriate basis for investment decisions

    A number of press articles have mentioned our services, customers, operating results, our position within our market, rate of growth, future plans, the prices for our services, the cost savings and benefits realized by customers using our services, the planned expansion of our Global Data Storage Network, the growth of the market for our services and other information about our business. While the information in these articles was derived in some cases from interviews with our management, the articles frequently have presented information out of context and have not disclosed the related risks and uncertainties described in this prospectus. We have no control over the content of these articles. You should make your investment decision only after reading the entire prospectus carefully, including the risks described in this section and throughout the prospectus.

    For example, on July 31, 2000 CBS.MarketWatch.com published an interview with our Chief Executive Officer, Peter Bell, in which Mr. Bell described our plans to expand our Global Data Storage Network over the next three years. The interviewer asked if StorageNetworks would be profitable by then, and Mr. Bell answered "That's a good time frame." Mr. Bell's statement should not be relied upon as a prediction of our future operating results and is inconsistent with the statements in this prospectus as to our future operations. Given the uncertainties in the market for our services and the early stage of development of our business, as set forth in the risk factors in this prospectus, we expect to continue to incur losses on a quarterly and annual basis for the foreseeable future.

    In response to another question in the same interview by CBS.MarketWatch.com on July 31, 2000, Mr. Bell made the following statement concerning our competitive position: "Compaq is an investor, as are Sun and Veritas. We have agreements with Legato, Network Appliance and Brocade. These companies make storage technology. They're potentially competitive in that they may partner with others, so we had to put them in the IPO filing." Mr. Bell thus explained that the manufacturers of storage equipment are not currently providing managed storage services as we do. However, we continue to describe such companies as competitors in this prospectus, as we did in the prospectus for our initial public offering, because our customers have the choice of purchasing storage equipment directly and managing their own data storage environment rather than obtaining managed storage services from us.

    We have received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees. To the extent any statements appearing in the media are inconsistent with, or conflict with, information contained in this prospectus, or relate to information not contained in this prospectus, they should not be relied upon by prospective investors.

Insiders will continue to have substantial control over StorageNetworks after this offering and could limit your ability to influence the outcome of key transactions, including changes of control

    We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, own approximately 55% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control even if the change in control would be beneficial to our stockholders

    Provisions of our amended and restated certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our Board of Directors is staggered in three classes, so that only a portion of the directors may be replaced at any annual meeting. Our by-laws limit the persons authorized to call special meetings of stockholders and require advance notice for stockholders to submit proposals for consideration at stockholder meetings. Additionally, our certificate of incorporation permits our Board of Directors to authorize the issuance of preferred stock without stockholder approval which could have the effect not only of delaying or preventing an acquisition but also of adversely affecting the price of our common stock.

There may be sales of a substantial amount of our common stock after this offering that could cause our stock price to fall

    After the completion of this offering, there will be 96,713,045 shares of our common stock outstanding. Of these shares, the 10,350,000 issued in our initial public offering and the 9,000,000 shares issued in connection with this offering will be freely tradeable upon completion of this offering. An additional 2,499,370 shares will become eligible for sale in the public market on December 27, 2000 upon expiration of lock-up agreements entered into in connection with our initial public offering, 233,508 shares will become eligible for sale on January 20, 2001 and 75,237,310 will become eligible for sale following 90 days from the date of this prospectus upon expiration of lock-up agreements with the underwriters of this offering, in each case subject to the restrictions of Rule 144.

    Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. For example, statements about the levels of capital expenditures we plan to make in 2000 and in the future, the number of S-POP data centers we expect to operate by year end, projected revenue percentages, the amount of time necessary for an S-POP data center to achieve positive gross margins and other forecasts and projections, are forward-looking statements. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of 5,502,726 shares of common stock at an assumed public offering price of $63.50 will be approximately $332.9 million. If the underwriters' over-allotment option is exercised in full, the net proceeds will be approximately $414.8 million.

    The principal purposes of this offering are to obtain additional working capital, create a larger public float for our common stock and allow for the orderly liquidation of a portion of the investments made by certain of our stockholders.

    We presently intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, expanding sales and marketing capabilities and funding further investments in technology advancements. Contingent upon the continued growth of our business and the availability of sufficient financing, from 2000 to 2004, we expect to purchase a total of approximately $700 million of capital infrastructure to expand our Global Data Storage Network, including the expansion and operation of existing S-POP data centers and the establishment and operation of additional S-POP data centers. We plan to finance our investment in this capital infrastructure primarily with current and future vendor financing, equipment lease lines and bank lines of credit, as well as other financing arrangements. We are currently working toward securing additional vendor financing and equipment lease lines and bank lines of credit in order to satisfy our expansion plans. These plans are subject to revision based on customer demand for our services, market conditions and other factors. Although we plan to finance these capital expenditures primarily through lease obligations and other financings, we may allocate additional proceeds from this offering to that expansion. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock has been quoted on the Nasdaq National Market under the symbol "STOR" since June 30, 2000. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market.

                                                                 High     Low
                                                               -------- --------
2000
----
Second Quarter (June 30, 2000 only)........................... $102.00  $ 90.00
Third Quarter.................................................  154.20    79.125
Fourth Quarter (through November 1, 2000).....................  106.625   50.563

    On November 1, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $63.50 per share. As of the close of business on November 1, 2000, we had 295 holders of record of our common stock.

    We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table sets forth our cash and short-term investments and capitalization as of September 30, 2000:

  .  on an actual basis; and

  . as adjusted to reflect the sale of 5,502,726 shares of common stock at an assumed public offering price of $63.50 per share, after deducting the estimated underwriting discount and offering expenses.

    The shares of common stock to be outstanding after the offering exclude:
(1) 9,936,905 shares issuable upon exercise of outstanding options as of September 30, 2000; and (2) 122,682 shares issuable upon exercise of outstanding warrants as of September 30, 2000.

                                             As of September 30, 2000
                                       ----------------------------------------
                                           Actual           As Adjusted
                                       ----------------  -------------------
                                       (in thousands, except share data)
Cash and cash equivalents and short-
 term investments.....................     $    325,732   $        658,681
Capital lease obligations, less
 current portion......................           79,487             79,487
Stockholders' equity:
  Preferred stock, par value $.01;
   5,000,000 shares authorized; zero
   shares issued and outstanding......              --                 --
  Common stock, par value $.01;
   600,000,000 shares authorized;
   91,210,319 shares issued and
   outstanding, actual; 96,713,042
   shares issued and outstanding, as
   adjusted...........................              912                967
  Additional paid-in capital..........          485,973            818,867
  Deferred compensation...............          (15,349)           (15,349)
  Accumulated other comprehensive
   income.............................              117                117
  Accumulated deficit.................         (116,275)          (116,275)
                                       ----------------   ----------------
  Total stockholders' equity..........          355,378            688,327
                                       ----------------   ----------------
    Total capitalization.............. $        434,865   $        767,814
                                       ================   ================

                                    DILUTION

    Our net tangible book value as of September 30, 2000 was $353.8 million, or $3.88 per share. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of the offering. After giving effect to the sale of the 5,502,726 shares of common stock offered by us at an assumed public offering price of $63.50 per share, and after deducting the estimated underwriting discount and offering expenses payable by us, our net tangible book value at September 30, 2000 would have been $686.8 million or $7.10 per share of common stock. This represents an immediate increase in net tangible book value of $3.22 per share to existing stockholders and an immediate dilution of $56.40 per share to new investors purchasing shares at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share............................       $63.50
                                                                          ------
  Net tangible book value per share before the offering............ $3.88
  Increase per share attributable to new investors.................  3.22
                                                                    -----
Net tangible book value per share after the offering...............        7.10
                                                                          ------
Dilution per share to new investors................................       $56.40
                                                                          ======

    The shares of common stock outstanding used to calculate dilution per share exclude:

  . 9,936,905 shares at a weighted average exercise price of $6.00 were subject to outstanding options as of September 30, 2000; and

  . 122,682 shares at a weighted average exercise price of $15.70 issuable upon exercise of outstanding warrants outstanding as of September 30, 2000.

    To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the selected consolidated financial data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes. We have derived the consolidated statement of operations data for 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 from our consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors. The financial data for the nine-month periods ended September 30, 1999 and 2000 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. Potentially dilutive common shares have been excluded from the shares used to compute net loss per share because their inclusion would be antidilutive.

                                                            Nine months ended
                                                              September 30,
                                                            ------------------
                            Period from
                             October 5,
                                1998
                           (commencement
                                 of
                           operations) to
                            December 31,     Year ended
                                1998      December 31, 1999   1999      2000
                           -------------- ----------------- --------  --------
                                 (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues:
  Managed storage services
   revenues...............   $      --      $        720    $    232  $ 14,463
  Professional services
   revenues...............          --             3,203         957    12,515
  Equipment revenues......          --             2,335       1,935       --
                             ----------     ------------    --------  --------
    Total revenues........          --             6,258       3,124    26,978
Costs and expenses:
  Cost of managed storage
   services revenues,
   excluding deferred
   stock compensation
   amortization amounts...          101            8,400       2,794    48,712
  Cost of professional
   services revenues,
   excluding deferred
   stock compensation
   amortization amounts...            9            5,343       1,809    14,953
  Cost of equipment
   revenues...............          --             2,111       1,809       --
  Sales and marketing,
   excluding deferred
   stock compensation
   amortization amounts...           39            7,304       3,260    35,505
  General and
   administrative,
   excluding deferred
   stock compensation
   amortization amounts...          231            5,558       2,597    12,741
  Research and
   development, excluding
   deferred stock
   compensation
   amortization amounts...          --             1,133         518     7,697
  Amortization of deferred
   stock compensation*....          --             1,301         519     3,833
                             ----------     ------------    --------  --------
    Total costs and
     expenses.............          380           31,150      13,306   123,441
                             ----------     ------------    --------  --------
Loss from operations......         (380)         (24,892)    (10,182)  (96,463)
                             ----------     ------------    --------  --------
Interest income...........           11            1,371         757     9,435
Interest expense..........          --              (393)        (79)   (4,797)
                             ----------     ------------    --------  --------
Net loss..................   $     (369)        $(23,914)   $ (9,504) $(91,825)
                             ==========     ============    ========  ========
Net loss per share:
  Basic and diluted.......   $    (0.02)    $      (0.98)   $  (0.39) $  (1.94)
                             ==========     ============    ========  ========
  Weighted average common
   shares outstanding.....       24,400           24,407      24,400    47,422
                             ==========     ============    ========  ========
*Amortization of deferred
 stock compensation
  Cost of managed storage
   services revenues......   $      --      $         71    $     42  $    372
  Cost of professional
   services revenues......          --               229          33       415
  Sales and marketing.....          --               603         267     1,231
  General and
   administrative.........          --               251          85       475
  Research and
   development............          --               147          92     1,340
                             ----------     ------------    --------  --------
                             $      --      $      1,301    $    519  $  3,833
                             ==========     ============    ========  ========

                                                  As of
                                               December 31,      As of
                                              -------------- September 30,
                                               1998   1999       2000
                                              ------ ------- ------------- ---
                                                     (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term
 investments................................. $8,280 $34,815  $  325,732
Working capital..............................  8,085  25,053     297,994
Total assets.................................  9,672  67,259     476,109
Capital lease obligations, less current
 portion.....................................    --   15,822      79,487
Total stockholders' equity...................  8,668  37,009     355,378

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion and analysis together with our consolidated financial statements and related notes to those statements and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements due to various factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

    We are the first company to focus solely on providing data storage as a service. We are creating the first global data storage network, allowing our customers to connect their computer systems, or "plug in", to our network to store and access their data in much the same way they obtain and consume electricity or telephone service. We are building and expanding a dedicated fiber network which connects our storage point of presence, or S-POP, data centers in major metropolitan areas. Our metropolitan storage networks are then connected to each other and to our Global Operations Center through long distance fiber optic connections. Our proprietary operating system software controls and monitors the S-POP data centers, these networks and our Global Operations Center. This combination of the long distance fiber optic connections, the metropolitan area networks connecting our data centers, Global Operations Center and proprietary operating system comprises our Global Data Storage Network. Customers can access a pool of data storage by connecting to the network from either their own locations at which we have established an S-POP data center on-site or which is located within 30 miles of an S-POP data center, or from a web hosting facility where their servers are located and at which we have built an S-POP data center. Our proprietary Virtual Storage Portal storage service management application permits customers to monitor and control their storage resources, monitor our performance, and to request changes or upgrades to our managed storage services.

    We opened our first S-POP data center in Houston in May 1999. Through September 30, 2000, we had opened 41 additional S-POP data centers in the metropolitan areas of Atlanta, Austin, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, New York, San Francisco, Seattle, Washington, D.C. and London. Many metropolitan areas contain more than one S-POP data center. We expect to add approximately 10 additional S-POP data centers by December 31, 2000 in the metropolitan areas in which we are currently located as well as in additional areas. Our actual expansion and construction plans will vary based upon a number of factors, including customer demand and acquisition, general business conditions and the expansion and build plans of web-hosting providers.

  We operate our S-POP data centers in facilities operated by web-hosting service providers as well as non-web-hosting service providers. In both types of facilities, we incur similar facility costs, such as charges for floor space, which are based on the number of square feet occupied and our cost per square foot, as well as additional costs for power, networking and communications. The duration of our arrangements with our data center vendors generally ranges from one to four years. Future minimum payments to our data center vendors, which include AT&T Web Hosting Services, GlobalCenter, Exodus, Equinix, Level 3 Communications, CO Space, Phonoscope, Collocation Solutions and Switch and Data Facilities, totaled $11.6 million at September 30, 2000.

  The costs incurred to establish and operate an S-POP data center include storage hardware and software, networking equipment, facility costs and personnel costs. The total costs incurred may be different from site to site because some S-POP data centers may have more capital deployed to satisfy customer demand. S-POP data centers with more customer penetration will have higher costs of capital since we will have to deploy additional hardware, software and networking equipment to provide services. It takes up to 90 days to establish an S-POP data center. During that time, data storage, network, communications and related equipment are deployed in the S-POP data center and operations personnel are hired in order to provide services at the S-POP data center. We believe it will take more than 12 months for an S-POP data center to achieve positive gross margins.

    Since our inception, we have incurred significant losses and negative operating cash flows. As of September 30, 2000, we had an accumulated deficit of $116.3 million. We have not achieved profitability on a quarterly or an annual basis. We expect to significantly increase our investment in capital infrastructure as we open and operate additional S-POP data centers and expand existing facilities and we will continue to increase our operating, sales, marketing, research and development and administrative personnel. Therefore, we believe that we will continue to incur losses on a quarterly and annual basis for the foreseeable future. The revenue and income potential of our business is unproven, and our limited operating history makes an evaluation of our company difficult. We believe that you should not rely on the period-to-period comparison of our operating results to predict our future performance. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving industries. We may not be successful in addressing these risks and difficulties.

  Revenues

    Revenues consist of fees from customer use of our managed storage services and fees for professional services. In addition, we generated revenue in 1999 from the sale of equipment to four customers incidental to the initiation of managed storage services to those customers.

    We provide our managed storage services under service level agreements with our customers which set forth monthly fees charged on a per managed gigabyte rate and based on the amount of managed storage services specified in the agreement and the type and complexity of such services. Customers cannot decrease the amount of managed storage services and the associated cost without our consent. However, customers may increase the amount of storage capacity by ordering changes to their services through our Virtual Storage Portal storage service management application and paying additional fees. Managed storage services revenues are recognized monthly as the services are provided. Installation fees charged for managed storage services are recognized as revenue on a straight-line basis over the term of the contract, generally three to four years.

    We provide our professional services under statements of work with our customers, and we work on either a fixed price or time and materials basis. Our professional services engagements generally consist of assessments and implementations of a customer's data storage systems not related to our managed storage services. Our professional services engagements vary in length, generally from one to three months, depending on the scope of the services provided. Revenues from professional services are recognized as the services are provided, with revenues on fixed price contracts recognized using the percentage of completion method of accounting, adjusted monthly for the cumulative impact of any revision in estimates. We have entered into subcontracting agreements with equipment manufacturers and service providers, including Brocade Communications Systems, Inc., Compaq, Dell, EMC, Exodus Communications, Hitachi Data Systems, Network Appliance, and Sun Microsystems, to provide professional services to customers of those companies.

    Equipment sales in 1999 involved the sale of data storage equipment purchased initially by us and then sold to four customers as an accommodation to facilitate their subsequent purchase of our managed storage services. Equipment sales revenue is recognized when the equipment is delivered to the customer or placed into service. We do not expect to sell equipment to our customers as part of our regular operations in the future.

  Cost of Revenues

    Our cost of managed storage services revenues is comprised primarily of the following costs related to the operation of our S-POP data centers: facility costs; depreciation of capital equipment in our network; salaries and benefits for our field and corporate operations personnel; networking costs, including telecommunications and access charges and networking equipment; fiber costs, including amortization of our right to use fiber optic capacity; and maintenance and utilities. Our cost of professional services revenues is comprised primarily of salaries and benefits of consulting personnel. Cost of equipment revenues represents our cost of data storage equipment sold to customers. Cost of managed storage services revenues and professional services revenues also include an allocation of general overhead items such as building rent, equipment leasing costs and depreciation expense. We expect cost of revenues to increase significantly in future periods as we continue to expand our Global Data Storage Network in anticipation of increased sales activity and revenue growth.

  Sales and Marketing

    Our sales and marketing expenses are comprised primarily of salaries and benefits of our product and corporate marketing and sales and business development personnel, sales commissions, fees paid to parties, such as web-hosting providers and systems integrators, who resell or market our services to customers, travel, sales and other promotional materials, trade shows, consulting, and other sales and marketing programs. Sales and marketing expenses also include an allocation of general overhead items such as building rent, equipment leasing costs and depreciation expense. We expect to continue to increase our sales and marketing expenses in absolute dollars in future periods as we increase the size of our sales force, promote our services, and pursue our business development strategy.

  General and Administrative

    Our general and administrative expenses consist primarily of salaries and benefits of our administrative personnel, information technology costs, facility costs associated with regional offices and fees for outside professional advisors. We expect to increase our general and administrative expenses in absolute dollars in future periods as we continue to add staff and infrastructure to support our anticipated business growth and due to the increased costs associated with being a public company.

  Research and Development

    Our research and development expenses consist primarily of salaries and benefits of our technology and engineering personnel, depreciation of laboratory and quality assurance equipment, and fees for third party development costs. We expect to increase our research and development expenses in absolute dollars in future periods to invest in new technology for future service offerings, to evolve and improve our existing technology and to develop new technology.

  Amortization of Deferred Stock Compensation

    We recorded deferred stock compensation of $1.1 million in 1998, $20.8 million in 1999 and $580,000 in the nine months ended September 30, 2000, for stock options granted with exercise prices determined to be below the fair value of our common stock. At September 30, 2000, we have $15.3 million of non-cash deferred compensation, which will be charged to operations through 2004. We expect to incur non-cash amortization of $5.1 million in 2000, $5.0 million in 2001, $5.0 million in 2002, $4.0 million in 2003 and $90,000 in 2004.

  Interest Income

    Interest income consists of income received from the investment of proceeds received from our financing offerings. We expect interest income to increase in the short term as a result of our financing proceeds from our recent equity offerings, including the anticipated proceeds from this offering.

  Interest Expense

    Interest expense consists of the imputed interest recognized from payments of capital lease obligations. We expect interest expense to increase in future periods as we continue to finance the expansion of our Global Data Storage Network.

  Provision for Income Taxes

    We incurred a net taxable loss in 1998 and 1999, and therefore did not record a provision for income taxes in those periods. As of December 31, 1999, we had federal and state net operating loss carryforwards of $25.5 million available to offset future taxable income, which may be used, subject to limitations, to offset future state and federal taxable income through 2004 and 2019, respectively. We have recorded a valuation allowance against the entire net operating loss carry- forwards because of the uncertainty that we will be able to realize the benefit of the net operating loss carryforwards before they expire.

Results of Operations

Nine months ended September 30, 1999 and 2000

    Revenues

    Revenues increased from $3.1 million in the nine months ended September 30, 1999 to $27.0 million in the same period in 2000. Managed storage services revenues increased from $232,000 in the nine months ended September 30, 1999 to $14.5 million in the same period in 2000. The increase resulted primarily from the increase in the number of customers during the 2000 period. We provided managed storage services to four customers during the 1999 period and 99 customers during the 2000 period. Professional services revenues increased from $957,000 in the nine months ended September 30, 1999 to $12.5 million in the same period in 2000. The increase resulted primarily from the increase in the number of professional service engagements during the 2000 period. Approximately 62% of our revenues in the nine months ended September 30, 1999 was derived from data storage equipment sales. During the nine months ended September 30, 2000, we had no data storage equipment sales. We do not expect to sell equipment to our customers as part of our regular operations in the future.

    Cost of Revenues

    Cost of managed storage services revenues increased from $2.8 million in the nine months ended September 30, 1999 to $48.7 million in the same period in 2000. The increase was caused by the opening of 34 additional S-POP data centers and the operation of all 42 S-POP data centers during the 2000 period. We had eight active S-POP data centers during the 1999 period. Accordingly, costs incurred in the operation of an S-POP data center, such as depreciation of capital equipment, personnel costs, networking costs and facility costs were all higher in the 2000 period. Cost of professional services revenues increased from $1.8 million in the nine months ended September 30, 1999 to $15.0 million in the same period in 2000. The increase was caused by an increase in the number of professional services personnel during the 2000 period. Cost of equipment revenues were $1.8 million in the nine months ended September 30, 1999. Since we did not sell equipment in the 2000 period, we did not incur the associated costs.

    Sales and Marketing

    Sales and marketing expenses increased from $3.3 million in the nine months ended September 30, 1999 to $35.5 million in the same period in 2000. The increase was caused primarily by an increase in the number of sales and marketing personnel and an increase in promotional and advertising activities in the 2000 period. In addition, higher direct sales related compensation expenses, such as commissions and bonuses, were incurred in the 2000 period.

    General and Administrative

    General and administrative expenses increased from $2.6 million in the nine months ended September 30, 1999 to $12.7 million in the same period in 2000. The increase was caused by an increase in the number of general and administrative personnel in the 2000 period, as well as increased information technology and facilities costs incurred as a result of our growth in the 2000 period.

    Research and Development

    Research and development expenses increased from $518,000 in the nine months ended September 30, 1999 to $7.7 million in the same period in 2000. The increase was caused primarily by an increase in the number of technology and engineering personnel in the 2000 period, and higher costs incurred in connection with technology and research activities, such as equipment and depreciation.

    Amortization of Deferred Stock Compensation

    Amortization of deferred stock compensation increased from $519,000 in the nine months ended September 30, 1999 to $3.8 million in the same period in 2000. Higher deferred stock compensation balances in the 2000 period are the result of a larger number of stock options granted with exercise prices deemed to be less than the fair value of common stock at the dates of grant.

    Interest Income

    Interest income increased from $757,000 in the nine months ended September 30, 1999 to $9.4 million in the same period in 2000. The increase resulted from our higher average cash and investment balances during the 2000 period.

    Interest Expense

    Interest expense increased from $79,000 in the nine months ended September 30, 1999 to $4.8 million in the same period in 2000. The increase resulted from higher capital lease obligations under which interest expense is incurred, in the 2000 period.

Period from October 5, 1998 (commencement of operations) through December 31, 1998 and the year ended December 31, 1999

    We commenced operations October 5, 1998 but had no revenue until the first quarter of 1999. Accordingly, our expenses in 1998 were related to the start-up of our operations and are not a meaningful reflection of the ongoing operations of our business. The comparison of our full year of operations in 1999 with the start-up operations in 1998 reflects the growth in 1999 of our business, the expansion of our Global Data Storage Network, and the addition of employees, resulting in substantial increases in all financial statement categories.

    Revenues

    We recognized no revenue in 1998. In 1999, we recognized revenues of $6.3 million. Approximately 40% of our total revenues during 1999 were derived from customers to whom we provided professional services under our subcontractor agreement with EMC Corporation. Professional services revenues accounted for $3.2 million, or 51% of total revenues for 1999.

Managed storage services revenues accounted for $720,000, or 12% of total revenues for 1999. Equipment revenues represented $2.3 million, or 37% of total revenues for 1999, although we do not expect to sell equipment to our customers as part of our regular operations in the future.

    Cost of Revenues

    Cost of managed storage services revenues was $101,000 for 1998 and $8.4 million for 1999. The increase in cost of managed storage services revenues was attributable to our hiring of managed storage services personnel and the opening and operation of 16 S-POP data centers and our Global Operations Center in 1999. Cost of professional services revenues was $9,000 for 1998 and $5.3 million for 1999. The increase in cost of professional services revenues was primarily the result of our hiring additional professional services personnel during 1999. Cost of equipment revenues was zero for 1998 and $2.1 million for 1999. Cost of equipment revenues in 1999 resulted from our sale of data storage equipment to customers as an accommodation to facilitate their purchase of managed storage services.

    Sales and Marketing

    Sales and marketing expenses were $39,000 for 1998 and $7.3 million for 1999. The increase in sales and marketing expenses was primarily the result of the growth in the number of our sales and marketing personnel in 1999, as well as increased marketing efforts initiated during 1999.

    General and Administrative

    General and administrative expenses were $231,000 for 1998 and $5.6 million for 1999. The increase in general and administrative expenses in 1999 was primarily attributable to increases in administrative and management personnel as well as increased information technology, facilities and recruiting costs and increased costs for outside consultants.

    Research and Development

    Research and development expenses were zero for 1998 and $1.1 million for 1999. The increase in research and development expenses was primarily the result of the hiring of technology and engineering personnel during 1999 as well as the initiation of research and development activities.

    Amortization of Deferred Stock Compensation

    In connection with grants of stock options with exercise prices determined to be below the fair value of our common stock on the dates of grant, we recorded amortization of deferred stock compensation of $1.3 million in 1999. We did not incur amortization of deferred stock compensation in 1998.

    Interest Income

    Interest income was $11,000 for 1998 and $1.4 million for 1999. The increase in interest income was the result of higher average cash and investment balances due to the preferred stock financings in 1999.

    Interest Expense

    Interest expense was zero for fiscal 1998 and $393,000 for 1999. The increase in interest expense was the result of the initiation of capital lease obligations during 1999.

Sequential Quarterly Results Since Inception

    The following table presents our operating results for each of the seven quarters ended September 30, 2000. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments consisting of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and the related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                                   Quarter Ended
                         ---------------------------------------------------------------------
                         March 31, June 30,  Sept. 30, Dec. 31,  March 31,  June 30,   Sept.
                           1999      1999      1999      1999      2000       2000    30, 2000
                         --------- --------  --------- --------  ---------  --------  --------
                                                  (in thousands)
Revenues:
  Managed storage
   services revenues....  $   --   $    66    $   166  $    488  $  1,307   $  3,673  $  9,483
  Professional services
   revenues.............      --       129        828     2,246     3,313      4,365     4,837
  Equipment revenues....      383      245      1,307       400       --         --        --
                          -------  -------    -------  --------  --------   --------  --------
    Total revenues......      383      440      2,301     3,134     4,620      8,038    14,320
Costs and expenses:
  Cost of managed
   storage services
   revenues, excluding
   deferred stock
   compensation
   amortization ........      386      746      1,662     5,606    11,094     15,702    21,916
  Cost of professional
   services revenues,
   excluding deferred
   stock compensation
   amortization ........      115      411      1,283     3,534     4,817      5,149     4,987
  Cost of equipment
   revenues.............      362      245      1,202       302       --         --        --
  Sales and marketing,
   excluding deferred
   stock compensation
   amortization ........      350    1,058      1,852     4,044     9,606     11,143    14,756
  General and
   administrative,
   excluding deferred
   stock compensation
   amortization ........      393      755      1,449     2,961     3,702      4,056     4,983
  Research and
   development,
   excluding deferred
   stock compensation
   amortization ........       25      142        351       615     1,827      2,696     3,174
  Amortization of
   deferred stock
   compensation.........       24      142        353       782     1,383      1,194     1,256
                          -------  -------    -------  --------  --------   --------  --------
    Total costs and
     expenses...........    1,655    3,499      8,152    17,844    32,429     39,940    51,072
                          -------  -------    -------  --------  --------   --------  --------
Loss from operations....   (1,272)  (3,059)    (5,851)  (14,710)  (27,809)   (31,902)  (36,752)
Interest income.........       76       66        615       614     1,599      2,154     5,682
Interest expense........      --       --         (79)     (314)     (806)    (1,569)   (2,422)
                          -------  -------    -------  --------  --------   --------  --------
Net loss................  $(1,196) $(2,993)   $(5,315) $(14,410) $(27,016)  $(31,317) $(33,492)
                          =======  =======    =======  ========  ========   ========  ========

  Revenues

    The sequential quarterly growth in managed storage services revenues resulted primarily from the increase in the number of managed storage services customers during each quarter.

    The sequential quarterly growth in professional services revenues resulted primarily from the increase in the number of professional service engagements during each quarter, and, in the quarter ended September 30, 2000, an increase in revenue per engagement.

Cost of Revenues

    The sequential quarterly increases in cost of managed storage services revenues were primarily attributable to the costs incurred in the opening and operation of S-POP data centers in each quarter. We operated 42 S-POP data centers as of September 30, 2000. As a result, our facilities costs increased each quarter. In addition, we increased the amount of infrastructure deployed in our S-POP data centers each quarter, resulting in higher networking and depreciation costs. The sequential quarterly increases in cost of professional services revenues from the quarter ended March 31, 1999 through the quarter ended June 30, 2000 were primarily the result of the growth in the number of our professional services personnel in each quarter. The decrease in the quarter ended September 30, 2000 resulted primarily from a re-allocation of personnel from professional services to managed storage services in order to supply the growth of our managed storage services business. Cost of equipment revenues varied from quarter to quarter, due to fluctuations in the timing of sales of equipment revenues.

Sales and Marketing

    The sequential quarterly increases in sales and marketing expenses were primarily the result of the growth in the number of our sales and marketing personnel in each quarter, higher direct sales related compensation expenses, such as commissions and bonuses, incurred in connection with our sequential growth in quarterly revenues, and increased marketing and promotional efforts.

General and Administrative

    The sequential quarterly increases in general and administrative expenses were primarily attributable to increases in administrative and management personnel and expenses necessary to support and scale our operations as well as increased information technology, facilities and recruiting costs and increased costs for outside consultants.

Research and Development

    The sequential quarterly increases in research and development expenses were primarily the result of increases in technology and engineering personnel as well as increases in consulting services and depreciation of equipment used to develop and further enhance the technology deployed in our Global Data Storage Network.

  Amortization of Deferred Stock Compensation

    The sequential quarterly increases in amortization of deferred stock compensation was attributable to higher deferred stock compensation recognized each quarter as we granted stock options to employees with exercise prices determined to be below the fair market value of our common stock.

Liquidity and Capital Resources

    Prior to our initial public offering ("IPO"), which we completed in July 2000, we financed our operations primarily through private equity financing transactions and capital lease arrangements. At September 30, 2000, we had cash and cash equivalents of $274.1 million, short-term investments of $51.6 million and working capital of $298.0 million.

    Net cash used in operating activities totaled $673,000 in 1998, $16.0 million in 1999, and $69.9 million in the first three quarters of 2000. Our use of cash in 1998, 1999 and the first three quarters of 2000 was primarily attributable to the operating loss generated by our investment in the growth of our business, which included an increase in personnel from nine at the end of 1998 to 276 as of December 31, 1999, to 582 as of September 30, 2000, offset by non-cash charges such as depreciation and amortization and increases in accounts payable and accrued expenses.

    Net cash used in investing activities totaled $84,000 in 1998, $43.9 million in 1999 and $47.6 million in the first three quarters of 2000. Our cash used in investing activities in 1998 resulted primarily from the procurement of capital equipment to commence operations, including Global Data Storage Network related equipment to be used in our S-POP data centers. Our cash used in investing activities in 1999 and in the first three quarters of 2000 resulted primarily from our purchase of short-term investments offset by maturities of such investments, as well as additional procurement of capital equipment, principally Global Data Storage Network related equipment.

    Net cash provided by financing activities totaled $9.0 million in 1998, $51.6 million in 1999 and $391.4 million in the first three quarters of 2000, which primarily reflects the proceeds received from equity offerings including our IPO. During 1998, we raised $9.0 million from the sale of convertible preferred stock and in 1999 we raised $51.0 million from the sale of convertible preferred stock. In the first three quarters of 2000, we raised $143.0 million from the sale of convertible preferred stock and $259.9 million from our IPO.

    We expect to experience significant growth in our operating costs for the foreseeable future in order to execute our business plan. We also expect to open new domestic and international offices and establish and operate additional S-POP data centers in order to support the needs of our existing and anticipated customers. As a result, we estimate that these operating costs will constitute a significant use of our cash resources. In addition, we may use cash resources to fund acquisitions of complementary businesses and technologies; however, we currently have no commitments or agreements and are not involved in any negotiations regarding any of these transactions.

    We believe that the net proceeds from this offering, together with our current cash, cash equivalents, short-term investments, equipment lines of credit and vendor financing arrangements, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months and longer if we reduce the rate of our expansion. However, we may need to raise additional funds to finance more rapid expansion of our business, develop new services or acquire complementary businesses or technologies. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all.

Quantitative and Qualitative Disclosures about Market Risk

    Nearly all of our revenues to date have been denominated in United States dollars and are primarily from customers located in the United States. We have S-POP data centers and sales offices located outside the United States and we intend to increase our international operations in the future. Revenues from international customers to date have not been significant. We incur costs for our overseas offices in the local currency of those offices for staffing, rent, telecommunications and other services. As a result, our operating results could become subject to significant fluctuations based upon changes in the exchange rates of those currencies in relation to the United States dollar. Although currency fluctuations are currently not a material risk to our operating results, we will continue to monitor our exposure to currency fluctuations and, when appropriate, use financial hedging techniques to minimize the effect of these fluctuations in the future. We do not currently utilize any derivative financial instruments or derivative commodity instruments.

    Our interest income is sensitive to changes in the general level of United States interest rates. We typically do not attempt to reduce or eliminate our market risk on our investments because substantially all of our investments are in fixed-rate, short-term securities. The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due to the fixed-rate, short-term nature of our investment portfolio.

Recent Accounting Pronouncement

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As we do not currently engage in derivative or hedging activities, we do not expect the adoption of this standard to have a significant impact on our consolidated financial statements.

                                    BUSINESS

    We are the first company to focus solely on providing data storage as a service. We provide managed data storage services and professional services to our customers. Through our managed data storage services, we store, manage and archive our customers' data. Our professional services assist customers in assessing their data storage needs and designing appropriate data storage systems.

    We are creating the first global data storage network, allowing our customers to connect their computer systems, or "plug in", to our network to store and access their data in much the same way they obtain and use electricity or telephone service. We are building a dedicated fiber optic network which connects our Storage Point of Presence, or S-POP, data centers in major metropolitan areas. Each S-POP data center is a storage facility containing disk and tape storage systems. Our metropolitan storage networks are connected to each other and to our Global Operations Center through long distance fiber optic connections. This combination of metropolitan storage networks, long distance fiber networks, Global Operations Center and proprietary operating system constitutes our Global Data Storage Network. We have also created the Virtual Storage Portal software, a proprietary, web-based storage management tool that enables our managed storage services customers to analyze and monitor their storage utilization and availability.

    Our Global Data Storage Network includes 42 S-POP data centers in 13 metropolitan areas in the United States and the United Kingdom as of September 30, 2000. We expect to have approximately 50 S-POP data centers in operation in the United States and selected international locations by the end of 2000. We are focused exclusively on storage, and approximately 300 of our more than 580 employees are storage experts who assist businesses in designing and implementing their data storage strategies. Our customers include established enterprises and Internet-based businesses that require large volumes of data storage capacity in a wide range of industries, including financial services, communications, media, retail, wholesale distribution, energy and natural resources, health and education.

Industry Background

    Rapid Increase in the Volume and Importance of Stored Data. Established enterprises as well as Internet-based businesses are creating and storing a significant amount of data. Continuous access to large customer or enterprise databases is critical to selling products and managing a business. The volume of data produced and stored is growing rapidly. Forrester Research estimates that online storage for Global 2,500 companies will grow from an average of 15,000 gigabytes per company in 1999 to 153,000 gigabytes by 2003, representing a compound annual growth rate of 78%. Managing and accessing this volume of data is a significant challenge as 1,000 gigabytes of electronically stored data is equivalent to approximately 27 million pages of text. This growth in online storage is being driven primarily by the:

  . need for continuous availability and redundancy of data;

  . proliferation of online commerce;

  . widespread implementation of new enterprise applications, including enterprise resource planning, sales force automation, supply chain and customer relationship management systems;

  . creation of data warehousing and complex data retrieval and compilation systems;

  . adoption of new communication media such as e-mail and Internet-based telephone communications; and

  . increasing personalization of consumer marketing and product development.

    Data Storage is Increasingly Complex and Costly. The evolution of computing environments from single mainframes to distributed computing has led to complex operating architectures linking multiple application, file, database and communications servers to networked computers. This evolution has significantly increased the complexity of data storage, access and retrieval. Today's data storage requirements include:

  . instantaneous access to large volumes of primary data, the data used and generated by a company on an ongoing basis to run its business, relating to customers, employees, inventory, accounts receivable, orders, financial performance and all other aspects of business operations;

  . backup copies of essential information, with no tolerance for loss of data;

  . redundant copies of data bases or files at different locations to avoid loss of data during a power outage, equipment failure or more serious disaster;

  . management of storage capacity to meet rapidly expanding needs in a timely and cost-effective manner; and

  . access throughout an enterprise to multiple copies of large databases of valuable data, and the simultaneous use of such data for a number of functions.

    Designing, implementing and managing data storage systems in this complex environment typically requires a business to evaluate and integrate the multiple components of the storage systems, which include storage devices, communication equipment, software and transmission media. These diverse components are available through multiple vendors and are difficult to integrate due to the lack of interoperability standards. The heightened complexity of storage systems also makes it difficult for information technology personnel to fully understand and remain current on new developments in storage technology, which often results in an incomplete evaluation and an untested decision. As a result, companies that implement and manage their own operating environment for data storage can frequently suffer from:

  . difficulty in managing the increasing complexity of data storage and use;

  . inadequate business continuity, disaster recovery and data replication plans;

  . potentially unmanageable and unpredictable information technology expenditures; and

  . shortages in storage capacity arising from unpredictable surges in volume requirements.

    The increasing complexity of designing, implementing and managing data storage systems has led to an increase in the aggregate amount of expenditures on these systems, even though the cost of some components of the system have decreased. Forrester Research estimates that storage expenditures as a percent of total spending on computing systems for an average Global 2,500 firm are expected to increase from 4% in 1999 to 17% in 2003.

    The Need for Networked Storage Systems. To efficiently manage the rapidly increasing volume of data that is collected and stored, companies require storage flexibility and functionality that is typically unavailable through a traditional data storage configuration that links a single computer to a single storage device. New technologies and the increasing availability of fiber optic bandwidth are making possible the creation of storage area networks that can link multiple servers to multiple storage resources through a dedicated high-speed network. Storage area networks enable high-speed data access and movement, more flexible configurations, improved utilization of storage capacity, centralized storage management and online storage resource deployment. New, enabling technologies that permit the rapid transfer of data include:

  . fiber optical networking, technologies that transfer data by transferring light pulses through a thin fiber optic cable rather than through electrical signals over much thicker copper cables, thereby providing greater speed, distance and security for data transfers and allowing equipment separated across a metropolitan area to operate as if it were located in the same computer room;

  . new communication protocols, or languages, such as Fibre Channel Protocol, which define how certain signal patterns, such as light flashes, are interpreted; and

  . dense wavelength division multiplexing, which allows multiple optical signals to be transferred concurrently on the same strand of fiber glass, typically across a metropolitan area, significantly increasing the economic efficiency of a metropolitan optical network.


    These new technologies have created the opportunity to establish a storage area network that can free businesses from the need to build and operate their own internal data storage infrastructures. By storing and accessing their data through a global storage network established and managed by a third-party provider, businesses can cost-effectively satisfy their data storage requirements and focus their resources on their core competencies. A global storage network can provide users with functionality and flexibility that they could not achieve independently and a competitive advantage over other businesses that do not have access to a global data network. Through such a network, businesses would have access to all of the technologies and components which make up a storage area network without incurring the cost of purchasing such components. A global data network reduces the cost of managing data, which can be several times the actual cost of the data storage equipment, by relieving businesses from the need to hire information technology experts and instead entrusting the management of data to storage focused professionals who are more efficient at implementing and managing storage and more familiar with the most recent technological developments in storage. A global data network permits the management of diverse storage devices from multiple vendors through custom designed software that interacts with all such devices. A global data network also permits overall control of the various elements of such network through operating system software.

    We believe that there is a significant market opportunity for a company that has the infrastructure, technology and expertise necessary to provide comprehensive data storage services to data-intensive businesses. Dataquest estimates that the overall storage utility market will grow from under $10 million in 1999 to approximately $8 billion by the end of 2003.

StorageNetworks Services

    Through our Global Data Storage Network we deliver a full range of managed data storage services, including storage of customers' primary data, tape back-up and restoration of data, and multiple, offsite copies of primary data, that can be deployed more quickly, flexibly and cost-effectively than can be achieved by our customers on their own. By managing our customers' data storage needs efficiently and securely, we allow them to concentrate on running their core businesses. We have developed proprietary storage operating system software and storage service management applications that facilitate the monitoring and control of our customers' stored data. We believe that our services provide the following key benefits to our customers:

      Trusted Storage Services. Our services offer a high degree of reliability built around continuous availability, a dedicated network and secure facilities. We average only two to four brief periods per year of downtime for maintenance and system upgrades that are scheduled in advance in order to minimize disruption to the customer. We commit to deliver a customer's storage needs through comprehensive service level agreements that guarantee that our services will meet or exceed specific performance criteria, including data and system availability, successful performance of back-ups and overall infrastructure and data security. Our Virtual Storage Portal software allows customers to measure our performance under our service level agreements.

      In-Depth Data Storage Expertise. We have rapidly assembled a growing staff of approximately 300 storage experts who focus exclusively on data storage technology and network implementation. Our technology and engineering group is continuing to develop proprietary software and applications that enable us to improve and expand our data storage services. Our expanding professional staff delivers storage services that address all aspects of our customers' data storage requirements, including storage of a customer's primary data, storage area network design and deployment, and backup, restore and business continuity strategies. We have developed a knowledge management system to create replicable best business practices that build upon previous experiences and proven services.

      A More Cost-Effective Alternative. We offer customers data storage services that would be very difficult for them to achieve on their own, at prices that would be extremely difficult to replicate. Our network permits customers to access, rather than purchase on their own, the highest availability storage devices, spreading the cost over multiple users while providing the same capability. In addition, the availability of dedicated fiber optic cable in metropolitan areas is limited, and the cost is prohibitive to many customers. We purchase fiber optic cable in large volumes and, through available technology, share individual cables between multiple customers, further lowering our costs. Our Global Data Storage Network also reduces the cost of managing data, which can be several times the actual cost of the data storage equipment, by relieving our customers of the need to hire information technology experts or attempting to manage their data on a part-time basis with unqualified system administrators or operators. We believe that, because our staff of storage professionals focuses exclusively on storage and undergoes extensive training in storage technologies, we are more efficient at implementing and managing storage technologies than are our customers. Our Global Data Storage Network also assists our customers in implementing web-based applications that require their data be distributed globally. Global distribution provides end users of the customer's application with rapid browser response, enhancing satisfaction and avoiding loss of those end users. The many locations in our Global Data Storage Network enable this capability, even if a customer does not have staff or facilities in these disparate geographical locations, greatly reducing the customer's overall cost.

      Rapid Implementation of Services. We offer immediate, networked storage services that can be implemented more quickly than the customer could accomplish internally. Our relationships with hosting, hardware, software and communications vendors permit us to procure network components rapidly and enhance the capacity and capability of our network. We can deliver managed storage services in one to four weeks, depending on the customer's requirements and whether additional equipment must be procured to meet the customer's requirements.

      Highly Flexible and Expandable Storage Options. Our customers can choose from our range of managed storage services, including primary data storage, tape back-up and restoration of data, and multiple, offsite copies of primary data, to select the type of service that best suits their particular needs. Customers can add additional storage capacity and services as their businesses grow or their needs change through our web-based Virtual Storage Portal storage service management application. Also, through our Global Data Storage Network operating system and Virtual Storage Portal software, we can manage and monitor a customer's existing storage infrastructure.

The StorageNetworks Strategy

    Our objective is to establish StorageNetworks as a premier data storage services provider. Key elements of our strategy to achieve this objective include the following:

      Continue to Develop Proprietary Technology. We have developed our proprietary Global Data Storage Network operating system and our Virtual Storage Portal software, a storage service management application. Each of these technologies enables the delivery of our data storage services and permits us to monitor and control our Global Data Storage Network. These technologies also provide our customers with the ability to monitor their storage utilization, availability and capacity remotely through a web browser. We plan to continue to develop proprietary technology in order to improve and expand our data storage services.

      Maintain Market Position and Extend Brand Awareness. We believe we have played a significant role in creating and defining the storage services provider market and plan to further extend our brand name and enhance our position in this market. To promote our brand, we intend to expand our corporate marketing and advertising efforts and our joint marketing and sales efforts with web hosting providers and storage equipment manufacturers and providers. We plan to pursue additional relationships with other similar businesses. Our joint marketing and sales arrangements include agreements through which web hosting and application service providers market and resell our services to their end user customers, agreements with hardware and software manufacturers through which we work with those manufacturers to promote and sell our services to potential purchasers of the manufacturers' products, and referral and joint selling agreements with system integrators and other service providers. Our goal is to equate the StorageNetworks brand with trusted enterprise data storage services.

      Expand and Enhance Our Storage Service Offerings. We plan to expand and enhance our current storage service offerings. We continually assess our existing service offerings and seek to develop proprietary technology that improves our customers' ability to access our services. Recently, we have expanded our service offerings to include our STORwidth and STORmanage offerings. We believe that by offering valuable new services and continuing to improve our existing services, we will increasingly be viewed by our customers as their single trusted source of managed storage services.

      Continue to Expand our Global Data Storage Network and Geographical Presence. We plan to continue to invest in and expand our Global Data Storage Network. As we add new cities and countries to our network, we will increase the number of customers to whom we can provide services. This expanded network will support our customers' increasing storage needs by allowing them to balance, replicate, share, move and store their data more efficiently than they could do on their own. Our Global Data Storage Network includes 42 networked S-POP data centers as of September 30, 2000, and we expect to increase this number to approximately 50 by the end of 2000.

      Target Customers With Greatest Need for Our Managed Storage
  Services. We target enterprise and Internet-based businesses that generate and rely upon large and rapidly growing volumes of critical data --
   businesses that we believe are particularly well served by our services. When time to market is critical to a company's success, the speed with which we make our services available, typically between one and four weeks, is of particular value. For businesses with rapidly growing and more complex data needs, we can quickly add additional storage capacity and capability. We believe that by targeting customers with the greatest need for our services, and by continuing to successfully deploy our managed storage services to them, we will be able to further expand our customer base.

      Rapidly Accumulate Storage Expertise and Build Best Practices. To maintain our competitive position in the data storage services provider market, we plan to continue to attract and retain highly qualified storage professionals. We intend to continue to leverage the knowledge base created by these professionals to develop and apply company-wide best business practices and storage services methodologies. We have created internal systems that allow us to continually monitor the services we are providing our customers in order to identify innovative and repeatable services that can be expanded readily to meet customer requirements. We believe that storage professionals are attracted to StorageNetworks because we are focused exclusively on storage. By offering our storage experts a role that generates revenue and plays a significant part in the growth and success of our business, StorageNetworks provides these experts with career opportunities and advancement typically unavailable in other organizations, where storage is regarded as a cost of doing business rather than a primary focus.

      Expand Industry Relationships. We intend to continue to invest in and enhance our existing relationships with web hosting providers, storage hardware and software vendors, and optical fiber providers, as well as to pursue new relationships. We have established relationships with businesses in the following areas to promote our brand, expand our customer base and enhance our managed storage services:

     . web hosting providers, such as AT&T Web Hosting Services, Exodus
       Communications, GlobalCenter, COLT Telecom and Equinix. We have entered into joint marketing and services agreements with these providers, pursuant to which they resell or market our data storage services to their clients and receive a percentage or portion of the revenues attributable to such services;

     . storage hardware and software vendors, such as Brocade
       Communications Systems, Inc., Compaq, Dell, Legato Systems, Network Appliance, Inc., Sun Microsystems, Inc. and VERITAS Software. We have entered into volume purchase agreements or have purchase arrangements with several of these vendors pursuant to which they provide us with products that we use to create our comprehensive storage services. Our technology and engineering group is also working with these vendors to qualify or modify their products to meet our requirements;

     . Intra-city optical fiber providers, such as Metromedia Fiber
       Network, with whom we have entered into a volume purchase agreement for access to dark fiber, which is installed fiber optic cable that does not carry a signal, allowing us to build private and secure connections to our customers and between our S-POP data centers; and

     . long distance fiber carriers, such as Global Crossing, with whom we have a preferred supplier agreement, that link our metropolitan storage networks.

    Many of these entities or their affiliates are also stockholders of our company. Our stockholders include an affiliate of Dell, an affiliate of GlobalCenter and Global Crossing, Exodus Communications, an affiliate of Compaq, Sun Microsystems, Inc., Brocade Communications Systems, Inc., Network Appliance, Inc. and VERITAS Software.

Service Offerings

    We offer a comprehensive suite of managed data storage services that is designed to provide businesses with reliable and secure data storage services that can be readily expanded to meet and manage their critical data storage needs. We call these offerings our PACS services, which stands for Protection, Availability, Continuity, Scalability and Security of data. We also offer a suite of managed storage services for distributed computing applications, which we call our STORwidth suite of services. We have recently developed a third service line, our STORmanage services, through which we utilize our Virtual Storage Portal software, Global Data Storage Network operating system and Global Operations Center to provide management and monitoring of a customer's existing storage infrastructure. In addition, we offer comprehensive professional services, advising our customers on the best design, implementation and management of their data storage environment.

PACS Managed Storage Services

    Our PACS services provide:

  . professional service expertise for the assessment, implementation and management of a customer's storage environment;

  . storage services that grow as a customer's business grows;

  . our Virtual Storage Portal storage service management application;

  . continuously monitored secure data centers;

  . continuous data availability through enhanced storage and network reliability;

  . redundancy to minimize system downtime;

  . fast and reliable connections through our secure Global Data Storage
    Network; and

  . tested and evaluated high-quality hardware and software that adapt to a customer's current and future needs.

    Our customers purchase our PACS services through comprehensive service level agreements with typical terms of three to four years. Our service level agreements guarantee that our services will meet or exceed specific performance criteria, including data and system availability, successful performance of back-ups and overall infrastructure and data security. Customers commit to pay for a minimum usage level over the contract term. Typical contracts also include terms that permit customers to add additional managed storage capacity for additional fees over the term of the contract.

    The following diagram illustrates how our PACS services address the needs of our customers:
[Diagram displays SafePACS, BackPACS and DataPACS/NetPACS services next to Organization Need for Zero Data Loss, Data Protection and Storage on Demand, respectively.]

      DataPACS Primary Data Storage Services. Our DataPACS services provide hard disk-based storage of a customer's primary data, the data used and generated by a customer in its business operations. Through this service, customers can directly access their data stored at our S-POP data centers. As our customers' businesses grow, our DataPACS services can be expanded to meet their needs, adding storage devices, capacity and servers to the network without disrupting access to existing stored data. Pricing for DataPACS services is based on a dollar per managed gigabyte per month basis. List prices for DataPACS services begin at $125 per managed gigabyte per month, with discounts available for volume usage.

      NetPACS Network Attached Storage Services. Our NetPACS services provide hard disk-based storage of primary data for customers with multiple networked servers. Rather than being directly attached to the storage devices, the customer's servers are connected to one or more NetPACS file servers by a separate local area network. List prices for NetPACS services begin at $125 per managed gigabyte per month, with discounts available for volume usage.

      BackPACS Data Backup and Restore Services. Our BackPACS services make copies of customer data, usually on magnetic tape media, that are archived and remotely stored. Backup copies of data are useful to restore an application or data file that may have been inadvertently deleted by a user, or corrupted due to a software failure. Our BackPACS services free a customer's skilled information technology professionals from performing non-productive and costly backup procedures. Pricing for BackPACS services is based on a dollar per backed-up gigabyte, or BGB, basis. A BGB is a unit of storage written to tape media. Each month, a typical customer using BackPACS services consumes backed-up gigabyte quantities estimated between four and twelve times the number of DataPACS managed gigabytes used in that month. List prices for BackPACS services begin at $17 per backed-up gigabyte, with discounts available for volume usage. Customers contract for a minimum amount of BGBs per month and pay additional fees for usage beyond their minimum commitment.

      SafePACS Remote Real-Time Data Copying Services. Our SafePACS services protect customers from site failure, due to events such as building fires or natural disasters, which may destroy or render unusable the data center that houses their primary data. Even if a customer's building is destroyed, our customer's data will be protected and quickly available to resume operations. Our SafePACS services provide real-time mirrored copies of the customer's primary data, using remote site simultaneous data storage replication technologies, for the highest level of data protection. SafePACS services are also billed on a dollar per managed gigabyte per month basis. List prices for SafePACS services begin at $190 per managed gigabyte per month, with discounts available for volume usage.

    The following table summarizes the features of our PACS managed storage service offerings. All four services can be deployed within one to four weeks depending on the customer's requirements and whether additional equipment must be procured. The actual prices paid by our customers for our managed storage services depend on a number of variables, including the nature of the customer's computing system and storage needs, the level of service selected by the customer, the amount of storage capacity used by the customer, the location of the customer and the S-POP data center from which the services are provided, and the duration of the customer's service level agreement. Currently, a customer located within a web-hosting facility at which we have an S-POP data center, and with a standard computing environment that can be serviced by a standard storage architecture, pays approximately $70 per managed gigabyte per month when purchasing a typical combination of our managed storage services.

       Service                                Features
-------------------------------------------------------------------------------
  DataPACS Services . Replace or complement the need for on-site storage of primary data
                    . Ability to rapidly add capacity to meet both temporary
                      and permanent requirements
                    . Point-in-time copies of data for full-size database
                      testing of new applications
-------------------------------------------------------------------------------
                    . Replace or complement the need for on-site storage of
  NetPACS Services    primary data
                    . Multiple web servers can be attached to a single file
                      server
                    . Permits multiple servers to access the same data
-------------------------------------------------------------------------------
  BackPACS Services . Scheduled full and incremental backups
                    . Secured vaulting for disaster recovery
                    . Reduces system downtime and the time required for backups
                    . Reduces data consolidation challenges while lowering
                      risks of data corruption
-------------------------------------------------------------------------------
  SafePACS Services . Remote site simultaneous data copying
                    . Complete data loss protection and protection from data
                      center or storage hardware failure
                    . Additional point-in-time copies of remote copy of data
                      permit application testing and protection from data
                      corruption
                    . Geographically diverse data copying infrastructure

STORwidth Managed Storage Services

    Our STORwidth suite of managed storage services is designed for businesses that store large amounts of data intended to be accessed by multiple users simultaneously in multiple locations, such as providers and distributors of Internet content, application service providers, and streaming media and media asset management companies. Our STORwidth services facilitate the economical storage of image, audio and video data which is often stored in multiple locations and in situations which have more tolerance for temporary loss of an individual copy of the data.

    Our STORwidth services are based on a distributed storage platform that enables these rich content files to be stored, managed, and replicated through our Global Data Storage Network or through the Internet. Our STORwidth-CORE service offering provides customers with primary data storage for content rich applications. Other STORwidth services will provide or enable content rich data replications to one or more geographically dispersed locations, permitting the data to be closer to and more easily accessed by end users. STORwidth services customers, like our PACS services customers, benefit from having their data storage continuously monitored through our Global Operations Center and through our Virtual Storage Portal software, which allows customers to view and manage their storage.

STORmanage Management Services

    STORmanage management services are designed to provide intelligent management and monitoring of a customer's existing storage infrastructure by applying storage best practices to enterprise environments. The service is enabled through our Global Data Storage Network operating system and our Virtual Storage Portal graphical user interface, and allows enterprise customers to reduce costs and improve service to their own internal departments. To deliver this service, we employ a combination of proprietary data storage management software, personnel and infrastructure that together provide the management layer we use to manage our Global Data Storage Network.

    STORmanage services include specifying and recommending end-to-end engineered storage systems that are tested by us, installing monitoring equipment and software on our customers' premises, monitoring and active management of customer environments, event management and escalation, and all the reporting capabilities and real-time information provided by the Virtual Storage Portal software. STORmanage services are designed to significantly reduce the complexity of managing large, heterogeneous storage environments.

Professional Services

    We offer a full range of professional services that can be purchased on a stand alone basis or as part of our managed storage services offerings. Our experts have extensive experience in helping customers design their primary data storage systems and optimize their existing storage infrastructure. Our professional services experts offer in-depth storage networking knowledge that can be applied directly to each customer's storage environment, and tailored to fit each customer's specific business requirements. We offer expertise in the following areas:

  .  primary data storage requirements, to address basic storage needs;

  . storage area networks, to solve performance, capacity growth and distance issues;

  . backup and restore strategies, to prevent data loss and enable efficient data recovery; and

  . business continuity strategies, to allow businesses to operate without interruption.

    Our professional service experts implement a three-step process to provide our customers with optimal storage advice and environments:

  . Assessment. Our storage experts evaluate the customer's information technology environment in connection with its business goals and make specific recommendations for improving efficiency, minimizing risks and maximizing the business benefits of the customer's data storage infrastructure.

  . Implementation. Our storage experts conduct extensive pre-deployment testing of storage infrastructure and recommendations to minimize interruptions during actual deployment.

  . Management. We provide full-service, managed data services through our suite of PACS service offerings, which include ongoing consultation with customers regarding their present and future storage needs.

Infrastructure

Global Data Storage Network

    Our Global Data Storage Network is a high-speed network that supports multiple communications protocols, or languages, such as Fibre Channel, Gigabit Ethernet and Escon, that define how certain signal patterns, such as light flashes, will be interpreted. Protocols are similar to human languages, in which the same sound will mean different things depending upon the language in use. Computer systems and storage devices can use one or more of these protocols to transfer data. The Global Data Storage Network provides secure, fast and reliable connections between our customers and our S-POP data centers. The Global Data Storage Network links our S-POP data centers together across regional boundaries for redundancy and data transfer, links our S-POP data centers to web-hosting service providers, application service providers and disaster recovery service providers, and links us and our customers to various global fiber optic networks.

Storage Point of Presence (S-POP) Data Centers

    All but two of our S-POP data centers are located in facilities operated by web hosting service providers. S-POP data centers located at web hosting facilities provide us access to an installed base of potential customers. Our S-POP data centers are located in the metropolitan areas of Atlanta, Austin, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, New York, San Francisco, Seattle, Washington, D.C., and London. A typical S-POP data center at maturity is designed with a storage capacity of over 100,000 gigabytes of online disk storage and contains all the tools, diagnostic equipment, and available spare equipment to maintain a high availability environment.

    Our S-POP data centers feature continuous security monitoring and have redundant power with uninterruptible power supply and back-up diesel generator power, primary and secondary cooling systems, and water detection and fire suppression systems. Our S-POP data centers also have redundant array of independent disks systems, tape storage devices and storage management software. Several layers of access control and event monitoring protect each center.

    Each S-POP data center is monitored locally by our trained storage service professionals, and is also continuously monitored from our Global Operations Center, which is located at our corporate headquarters in Waltham, Massachusetts. Remote monitoring and management is provided via our S-POP Manager control center, which is connected to the Global Operations Center over our dedicated network.

Global Data Storage Network Operating System

    Our Global Data Storage Network operating system is software which allows coordinated management of the various components of our Global Data Storage Network. The operating system includes software that resides on various components of the Global Data Storage Network and in our customers' data storage environments. This software communicates with individual devices both to collect information regarding status of that device and to set operational parameters. The software continuously correlates the data collected, allowing our staff to efficiently manage performance, availability, growth, and changes in the managed services we provide to our customers. In addition to technical data, our proprietary software also maintains a repository of customer-specific information, including organization and application structure, storage assets information, and service level parameters. Our Global Data

Storage Network operating system supports a variety of user interfaces that are tailored to end users and customer applications, as well as to our own internal operations and engineering staff.

Virtual Storage Portal Software

    Our Virtual Storage Portal software is a proprietary, web-based, storage service management tool that allows our managed storage services customers to analyze and monitor their historical and current utilization, availability and allocated storage capacity through an easy to use, customizable graphical user interface. Through the Virtual Storage Portal software, customers can measure and monitor our service level performance and make requests for changes and upgrades to their managed storage services. The Virtual Storage Portal software provides these customers with the following information about their managed storage resources:

  . Availability. Reports show users the availability of services over the last week and month as well as trends in availability over time.

  . Capacity and provisioning. Reports show changes in capacity allocation and help customers predict future storage capacity requirements. These reports allow businesses to allocate storage usage among their various departments.

  . Utilization, performance and response time. Reports create graphical views of storage utilization over time, which allows users to perform application load balancing to redistribute usage. These features also allow users to predict future utilization requirements.

  . Security. Secure login procedures prevent unauthorized users from viewing or controlling storage resources while audit reports identify all account activity. Accounts can be set up so that various departments within an enterprise can log in and view their storage resources, without accessing those of other departments.

  . Service and change management. Customers can submit change requests directly to StorageNetworks customer service and operations groups and view the status of pending requests.

StoragePort Access Channel

    Our StoragePort access channel is a "plug in" device that allows our customers access to our storage services. These devices are located either at the customer's own facilities, which generally, based upon current technology, must be within 30 miles of an S-POP data center, or at a web hosting facility and allow our customers to access our managed storage services simply by plugging their servers into a StoragePort access channel.

Technology and Engineering

    Our technology and engineering group designs, develops and maintains services that meet or exceed the performance guarantees set forth in our service level agreements. We investigate and test products from multiple vendors and integrate them into reliable services that can be rapidly implemented. These integrated services configurations are collected and stored in our knowledge management system and can be easily replicated for customers with similar technology infrastructures. This group is also responsible for the expansion and continued development of the Global Data Storage Network infrastructure, maintaining its security and integrity, and for developing management tools, such as our Global Data Storage Network operating system, Global Operations Center and Virtual Storage Portal software, that enhance our suite of services. The Global Operations Center improves the efficiency of our network through remote event and performance monitoring, an advanced warning and resolution (or ticketing) system, a comprehensive database of customers' network and technological information, and change, asset and storage management.

    Our technology and engineering professionals work closely with and support our professional services, marketing, sales and operations groups, keeping those groups abreast of new storage services that we can offer and to receive feedback on existing services. The technology and engineering group has established systems for incorporating best practices that can be applied by our professionals worldwide to ensure that consistent, high quality service is delivered to each customer. Members of the group also maintain regular communication with vendors, standards bodies and research institutions to remain current on emerging technologies, helping us influence the design, standardization and development of storage technologies and products. The technology and engineering group is comprised of 69 storage professionals, the majority of whom are located in Waltham, Massachusetts and London.

Customers

    We have a diversified base of established enterprise and Internet-based customers in a wide range of industries, including financial services, communications, energy and natural resources, health and education. As of September 30, 2000, we had contracts for managed storage services with 135 customers. The following is a partial list of those managed storage services customers:

    Adero                   eFuel, Inc.              Quova, Inc.
    Allegrix                Enmed                    RestaurantPro.com
    AristaSoft              Essential.com            Revenio
    Authoria                FleetBoston              SiteRock
    BestBuy.com         Financial                    SkyDriver
    BlueMeteor, inc.        Flooz.com                SpotLife, Inc.
    Bluetrain.com           GeoNet                   STAR ONE AG
    BROCADE                 GlobalNetxchange         SwapDrive
    Business.com            Ibelong Networks         TechTarget.com
    Cephren, Inc.           INC2inc                  Thomson Investors Network
    ClickThings.com         Instipro Group,          United Messaging
    Cogit               Inc.                         Ustreamit
    Commerx                 Jamcracker.com           Vastar Resources
    Credit Suisse First     Juniper Networks         Vistaprint
Boston                      Knight Securities        X:drive
    CrossCommerce.com,      Lycos                    Yahoo!
Inc.                        Merrill Lynch            YesMail.com
    DoubleTwist, Inc.       Ofoto                    ZoneTrader.com
    Dynegy                  Peopleclick.com
    eCredit.com             Planet Portal
    ecoutlook.com           Playboy.com

    We have entered into subcontractor agreements with equipment manufacturers and service providers, including Brocade Communications Systems, Inc., Compaq, Dell, EMC, Exodus Communications, Network Appliance, and Sun Microsystems, Inc., to provide professional services to customers of these companies. We are generally compensated under these agreements on a flat hourly rate basis.

Marketing, Sales and Business Development

    We market our services through a marketing program that uses a variety of media and channels, including a direct sales force, sales channels and referral programs.

    Our sales and marketing channels and referral programs include:

  . web hosting service providers, such as AT&T Web Hosting Services, Exodus Communications, GlobalCenter, COLT Telecom and Equinix, who resell or market our services to customers located in their facilities;

  . storage hardware and software vendors, such as Brocade Communications Systems, Inc., Compaq, Dell, Legato Systems, Network Appliance, Inc., Sun Microsystems, Inc. and VERITAS Software, with whom we share sales leads and opportunities; and

  . providers of complementary services, including system integrators such as KORE Partners, Inc. and SiteSmith and technology providers such as Akamai Technologies, who market our services in conjunction with their own services.

    Our marketing goal is to develop sales opportunities by increasing businesses' awareness of the value proposition of a storage services provider and the StorageNetworks brand. We will continue to invest in building greater StorageNetworks brand recognition in the U.S. and internationally, through brand expansion and focus, public relations programs, interactions with industry analysts, trade shows, advertising, seminars, direct mail and speaking engagements.

    We sell our services in the U.S, U.K., Germany and Australia directly though our sales force and indirectly through our sales and marketing channels. Our direct sales team targets large and emerging e-commerce and enterprise businesses that have mission-critical data storage needs. Our business development professionals focus on building strong relationships with our existing and prospective sales and referral channels. As of September 30, 2000, we had 100 employees engaged in direct sales and 29 in business development. We believe that our sales and business development programs are critical to our success and will continue to aggressively hire additional professionals for those teams.

Executive Advisory Council

    Our Executive Advisory Council consists of a cross section of executives and consultants in the storage industry, formed to assist us in identifying and responding to key industry trends. The Executive Advisory Council is chartered with helping our executive team shape our business in accordance with industry developments, gain high-level access to potential strategic customers, vendors and resources, and stimulate third-party validation of our services. The members of the Executive Advisory Council act as consultants to StorageNetworks and meet on a quarterly basis. In connection with their service, the members receive stock option awards, a stipend for each meeting they attend, and are reimbursed for expenses incurred in connection with those meetings. We purchase equipment from several of the companies with which members of the Executive Advisory Council are affiliated, including Compaq, Sun Microsystems, Inc., VERITAS Software Corporation, Dell Computers and Cisco Systems.

    Our Executive Advisory Council includes:

    Andreas Bechtolsheim, Vice President of Engineering of the Gigabit Switching Group at Cisco Systems. Mr. Bechtolsheim was a co-founder and Vice President of Technology of Sun Microsystems, Inc., where he was a chief architect of Sun's workstation product line.

    Paul Borrill, Vice President and Chief Technical Officer of VERITAS Software Corporation. Previously, Mr. Borrill served as Vice President and Chief Architect of Quantum Corporation.

    F. Roy Carlson, Jr., Vice President of Engineering at Maxtor Network Systems Group. Mr. Carlson previously served as Chief Executive Officer of Advanced Computing Systems Company and was also a Professor of Computer Science at the University of Southern California, where he also served as Director of the Engineering Computer Laboratory, Chairman of the Computer Science Department, and Executive Director and Associate Dean of the School of Engineering.

    Christopher F. Corrado, First Vice President and Chief Technology Officer for the Corporate and Institutional Client Group at Merrill Lynch & Co. Mr. Corrado previously served as Chief Technology Officer at Deutsche Bank.

    Richard Lary, formerly Senior Storage Architect and now a consultant to Compaq StorageWorks. Mr. Lary holds numerous patents in the storage industry.

    Barry X Lynn, President and Chief Executive Officer of Be eXceL, Inc. Mr. Lynn is a director of MERANT PLC, a director of Integrated Data Systems Corporation, and a principal of Where Eagles Soar, Inc. Previously, Mr. Lynn was Executive Vice President/Chief Information Officer of Wells Fargo and Company and founder and President of Wells Fargo Securities, Inc.

    Fred Moore, founder and President of Horison Information Strategies. Mr. Moore was a founding partner of IN- fusion and was Editor-in-Chief of Storage Management Solutions for West World Productions. Previously Mr. Moore worked for Storage Technology as the first Systems Engineer and then as Corporate Vice President of Strategic Marketing.

    Michael Peterson, President and Senior Analyst of Strategic Research Corporation and founder of the Storage Networking Industry Association.

    Janpieter Scheerder, President of Sun Microsystems Network Storage Division with over 20 years of experience in data storage.

    Martin Schoffstall, co-founder and Chief Executive Officer of Conducent. Previously Mr. Schoffstall was Chief Technology Officer and co-founder of PSINet. He is also a founding director of Go2Net and a director of Ascend Communications.

    Karl D. Schubert, Ph.D., Vice President, Storage Systems Architecture and Storage Systems Engineering for Dell Computer's Storage Division. Dr. Schubert also serves as Dell's Enterprise Systems Group Chief Technical Officer. Dr. Schubert previously worked at IBM, including with its Open Systems Storage Subsystems Division.

    Rich Seifert, President of Networks & Communications Consulting and one of the original designers of Ethernet. Mr. Seifert was a founder and director of Mysticom, Ltd. and was previously responsible for hardware technology at Industrial Networks, Inc.

    Timothy Wright, Chief Information Officer of Lycos, Inc. Prior to joining Lycos, Mr. Wright served as Chief Information Officer of The Learning Company.

Competition

    The data storage market is highly competitive. While there are substantial financial barriers to entry in the storage services provider market, we expect that we will continue to face competition from traditional storage alternatives and will face additional competition from new market entrants. We believe that the principal competitive factors affecting the market include:

  . engineering and technical expertise and development of proprietary software;

  .  brand recognition;

  .  quality and variety of services offered;

  .  security, reliability, ease of use and rapid deployment of services;

  . relationships with web hosting providers, equipment vendors, and communication services providers;

  .  ability to attract and retain skilled professionals;

  .  quality of customer service and support;

  .  financial resources; and

  .  price.

    Our current competitors include other companies that have directly entered the storage service provider market, and we are aware of approximately 16 other companies that provide storage services. Our current competitors also include storage hardware, software and service vendors such as Compaq, EMC, Hewlett-Packard, Legato Systems, StorageTek, Sun Microsystems, Inc. and VERITAS Software, and other announced entrants to the storage services provider market, including

EDS, IBM, Intel and Qwest Communications. We estimate that there are in excess of 50 different companies providing storage hardware or software that directly or indirectly compete with our services.

    We believe that we may face future, direct competition from storage hardware, software and service vendors who may elect to establish competitive service offerings or organizations, including:

  .  telecommunications companies;

  .  web hosting and internet service providers; and

  .  application service providers.

    Many of the storage vendors and other established businesses that have or may enter the storage service provider market have significantly greater financial resources, larger development, sales and marketing staffs, longer operating histories, greater name-recognition, larger client bases and more established relationships in the data storage industry. As a result, these competitors may be able to rapidly establish or expand data storage service offerings and related infrastructure more quickly, adapt to new technologies and customer requirements faster, take advantage of acquisition and other opportunities more readily, and adopt more aggressive pricing policies than we may be able to.

Intellectual Property

    We rely on a combination of trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our services. These legal protections afford only limited protection. We have no patents and have filed only six patent applications with the United States Patent and Trademark office with respect to our services. We seek to limit disclosure of our intellectual property by requiring employees, consultants, and business associates with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our proprietary information. Due to rapid technological change, we believe that factors such as the expertise and technological and creative skills of our personnel, new services and enhancements to our existing services are more important to establishing and maintaining our proprietary technology position than the various available legal protections.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. The laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar information or technology. Any failure by us to adequately protect our intellectual property could have a material adverse effect on our business, operating results and financial condition.

Employees

    As of September 30, 2000, we had a total of 582 full-time employees. We expect to hire substantial numbers of new employees through 2000 and the foreseeable future.

    Our future success will depend on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by any collective bargaining representative. We believe our relations with our employees are good.

Facilities

    Our headquarters are currently located in approximately 33,000 square feet of leased office space located in Waltham, Massachusetts. The lease for this space terminates on January 14, 2005.

    We have also entered into a lease for approximately 135,000 square feet of additional space in Waltham. We are in the process of transferring our headquarters to this new building, and will retain the existing facility in Waltham.

    We have numerous operating leases and licenses for our S-POP data centers and field sales offices.

Legal Proceedings

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

    The following table sets forth our executives officers and directors, their ages and their positions with StorageNetworks as of September 30, 2000.

 Name                    Age                      Position
 ----                    ---                      --------
 Peter W. Bell..........  36 Chairman of the Board, Chief Executive Officer,
                             President and Director
 William D. Miller......  40 Executive Vice President, Chief Technical Officer
                             and Director
 Paul C. Flanagan.......  35 Executive Vice President of Finance,
                             Administration and Corporate Development, Chief
                             Financial Officer, Treasurer and Secretary
 John C. Clavin.........  38 Executive Vice President of Marketing, Alliances
                             and International Sales
 Michael G. Tardif......  41 Senior Vice President of Engineering and
                             Operations
 Randall A. Blumenthal..  32 Director
 Robert E. Davoli.......  52 Director
 Harold R. Dixon........  37 Director
 Stephen J. Gaal........  56 Director
 Michael D. Lambert.....  53 Director
 Roger M. Marino........  61 Director
 William T. Schleyer....  49 Director

    Peter W. Bell co-founded StorageNetworks and has served as our Chief Executive Officer and President since October, 1998 and as our Chairman of the Board since January, 2000. From July, 1997 to July, 1998, Mr. Bell served as the Vice President of Worldwide Sales at Andataco, Inc., an integrator of storage technology products. From July, 1996 to July, 1997, Mr. Bell served as the Executive Vice President of Sales, Services and Marketing at NetXchange, a provider of Internet telephony software. Between November, 1986 and June, 1996, Mr. Bell held a variety of management positions in marketing, operations and sales at EMC Corporation, a vendor of storage hardware, software and services, including Director of Sales, Open Storage Group.

    William D. Miller co-founded StorageNetworks and has served as our Executive Vice President and Chief Technical Officer and as a member of our board of directors since October, 1998. From 1994 to 1998, Mr. Miller managed strategic accounts for Andataco, Inc., an integrator of storage technology products.

    Paul C. Flanagan has served as our Executive Vice President of Finance, Administration and Corporate Development since April, 2000, and as our Chief Financial Officer since March, 1999. From May, 1997 to February, 1999, Mr. Flanagan served as Vice President of Finance for Lasertron, Inc., a manufacturer of fiber optic components for telecommunications. From December, 1995 to May, 1997, Mr. Flanagan served as Vice President of Finance and Administration for Vitol Gas and Electric, LLC, an energy commodity trading company. From September, 1986 to December, 1995, Mr. Flanagan was employed by Ernst & Young LLP, a public accounting firm.

    John C. Clavin has served as our Executive Vice President of Marketing, Alliances and International Sales since August, 2000. Previously, Mr. Clavin served as our Senior Vice President of Marketing and Corporate Development from August, 1999 through April, 2000 and as our Executive Vice President of Operations from April, 2000 to August, 2000. From 1994 to 1999, Mr. Clavin served as the Vice President of Client Services at The Boston Company Asset Management, LLC, an institutional money management firm. From 1984 to 1988 and from 1991 to 1994, Mr. Clavin held senior level positions at EMC Corporation, a vendor of storage hardware, software and services.

    Michael G. Tardif has served as our Senior Vice President of Engineering and Operations since October, 2000. Previously, Mr. Tardif served as our Senior Vice President of Engineering and Strategy from January, 2000 to October, 2000. From March, 1995 to January, 2000, Mr. Tardif served as Vice President of Information Technology Infrastructure at The Goldman Sachs Groups, Inc., an investment banking firm. From January, 1989 to March, 1995, Mr. Tardif served as President and Chief Technology Officer at Xtensible Technologies Corporation, a software systems integration and engineering firm specializing in development and deployment of systems applications.

    Randall A. Blumenthal has served as a director of StorageNetworks since July, 1999. Mr. Blumenthal is a Managing Director at Goldman, Sachs & Co., an investment banking firm, where he focuses on Internet, software and technology services investing. Mr. Blumenthal served as a Vice President at Goldman, Sachs & Co. from 1996 to 1999 and as an Associate from 1992 to 1996.

    Robert E. Davoli has served as a director of StorageNetworks since December, 1998, and as a member of the Compensation Committee since August, 1999. Mr. Davoli has been a general partner of Sigma Partners, a venture capital firm, since 1995. Prior to his association with Sigma Partners, he was President and Chief Executive Officer of Epoch Systems, a vendor of client-server data management software products. Mr. Davoli serves on the board of directors of Vignette Corporation, Versata, Inc., and Internet Security Systems, Inc.

    Harold R. Dixon has served as a director of StorageNetworks since October, 1998 and as a member of the Compensation Committee since August, 1999. Mr. Dixon has served as Chairman and Chief Executive Officer of GiantLoop Network since March, 2000. From 1986 to January, 2000, Mr. Dixon held various positions at EMC Corporation, a vendor of storage hardware, software and services, most recently serving as Senior Vice President, Global Sales and Services. While at EMC, Mr. Dixon also served as Vice President of Sales, Americas, and Vice President and Sales Manager, Canada.

    Stephen J. Gaal has served as a director of StorageNetworks since October, 1998. Mr. Gaal is the founder and Managing Director of Gaal & Company, Inc., which provides advisory services to emerging technology companies in the areas of business and financing strategy and planning. Between 1987 and 1996, Mr. Gaal held the positions of Principal, Partner, and Managing Director of TA Associates, a venture capital and private equity firm.

    Michael D. Lambert has served as a director of StorageNetworks since January, 2000. Mr. Lambert is Senior Vice President of the Enterprise Systems Group of Dell Computer Corporation, a direct provider of computer systems and services. In this position, his responsibilities include the development and delivery of Internet-related consulting and hosting services, and the oversight of engineering, product marketing and manufacturing of servers, storage and related products. From 1993 to 1996, Mr. Lambert held the position of Vice President of Sales and Marketing, North America, for Compaq Computer Corporation, a developer and manufacturer of computer hardware, software and services.

    Roger M. Marino has served as a director of StorageNetworks since December, 1998. Mr. Marino is currently a private investor. From May, 1997 to September, 1999, Mr. Marino held the positions of General Manager and owner of the Pittsburgh Penguins, a National Hockey League team. Mr. Marino was a founder and former president of EMC Corporation, a vendor of storage hardware, software and services.

    William T. Schleyer has served as a director of StorageNetworks since March, 1999. Mr. Schleyer is a Principal in Pilot House Ventures, LLC, a venture capital company that invests in the broadband and Internet industries. In 1997, he served as President and Chief Operating Officer of MediaOne, the broadband services division of U.S. West Media Group, a provider of broadband telecommunications services. From 1994 to 1996, Mr. Schleyer was President and Chief Operating Officer of Continental Cablevision, Inc., a provider of broadband communications services. Mr. Schleyer serves on the board of directors of CableLabs, Inc., Wink Communications, Inc., Rogers Communications, Inc., ANTEC and Darwin Partners.

    Four of our directors, Peter W. Bell, William D. Miller, Harold R. Dixon, and Roger M. Marino, beneficially own more than five percent of our common stock. Three other directors are affiliated with beneficial holders of more than five percent of our common stock. Robert E. Davoli is affiliated with Sigma Partners, Randall A. Blumenthal is affiliated with Goldman Sachs & Co. and Michael D. Lambert is affiliated with Dell USA, L.P. The current members of our Board of Directors were designated by the holders of our common stock and preferred stock prior to our initial public offering pursuant to the terms of a voting agreement and the then current terms of our certificate of incorporation. Our outstanding preferred stock converted into common stock, such voting agreement was terminated, and our certificate of incorporation was amended and restated, all effective upon the closing of our initial public offering. There are no existing arrangements or agreements relating to the designation or election of our directors.

Election of Executive Officers and Directors

    Each executive officer is elected by, and serves at the discretion of, the board of directors. All directors are elected at the annual meeting or at any special meeting of the stockholders and hold office until their successors are duly elected and qualified. The board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Blumenthal and Lambert serve in the class whose term expires at the annual meeting of stockholders in 2001; Messrs. Davoli, Marino and Schleyer serve in the class whose term expires at the annual meeting of stockholders in 2002; and Messrs. Bell, Dixon, Gaal and Miller serve in the class whose term expires at the annual meeting of stockholders in 2003. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

Compensation of Directors

    We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. On January 26, 2000, each non-employee director received a fully-vested option to purchase 25,000 shares of our common stock at an exercise price of $8.00 per share. Shares issuable upon exercise of such options are subject to a repurchase right for two years from the date of grant. On April 28, 1999, we granted an option to purchase 200,000 shares of our common stock at a price of $0.05 per share, to Mr. Schleyer, our first outside director.

Compensation Committee Interlocks and Insider Participation

    The board of directors has established a Compensation Committee and an Audit Committee. Our Compensation Committee consists of Messrs. Davoli, Gaal and Lambert. No interlocking relationship exists between any member of our board of directors or our Compensation Committee and any member of the board of directors or Compensation Committee of any other company, and no such interlocking relationship has existed in the past. The Compensation Committee reviews executive salaries, administers bonuses, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. There are no family relationships among any of our directors and executive officers.

Audit Committee

    The Audit Committee, which consists of Messrs. Gaal and Schleyer, reviews the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. To fill a vacancy created by a recent resignation, we intend to appoint a third member of the Audit Committee at the next regularly scheduled board meeting.

Executive Compensation

    The table below sets forth, for the fiscal year ended December 31, 1999, the compensation earned by:

  . our Chief Executive Officer, President and Chairman of the Board; and

  . the four other most highly compensated executive officers who received annual compensation in excess of $100,000.

    We refer to these officers collectively as our Named Executive Officers.

    In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                           Summary Compensation Table

                                                          Long-term Compensation
                                     Annual Compensation          Awards
                                     -------------------- ----------------------
                                                          Shares of Common Stock
                                       Salary     Bonus     Underlying Options
                                     ---------- --------- ----------------------
Peter W. Bell......................  $  175,000       --             --
 Chief Executive Officer, President
 and Chairman of the Board
William D. Miller..................     175,000       --             --
 Executive Vice President and Chief
 Technical Officer
Paul C. Flanagan (1)...............     114,231 $  80,000        700,000
 Executive Vice President of
 Finance, Administration and
 Corporate Development, Chief
 Financial Officer, Treasurer and
 Secretary
John C. Clavin (2).................      66,667    52,500        500,000
 Executive Vice President of
 Marketing, Alliances and
 International Sales
Jeffrey W. Murphy (3)..............      63,718    90,000        700,000

--------
(1)  Mr. Flanagan joined StorageNetworks in March, 1999.
(2)  Mr. Clavin joined StorageNetworks in August, 1999.
(3) Mr. Murphy currently serves as our Senior Vice President, International Sales. From September, 1999 to August, 2000, Mr. Murphy served as our Senior Vice President, Sales Operations.

Stock Options

    The following table contains information concerning the grant of options to purchase shares of our common stock to each of the Named Executive Officers during the fiscal year ended December 31, 1999. These options were granted under our Amended and Restated 1998 Stock Incentive Plan. Options granted under the 1998 Plan to employees vest over a four-year period with 25% vesting at the first anniversary date of the vesting start date and the remaining shares vesting in quarterly installments over the next three years. The options granted to the Named Executive Officers also provide for acceleration of vesting upon the occurrence of certain events, as described under "Agreements with Executive Officers." Percentages are based on options to purchase an aggregate of 9,664,000 shares granted in 1999.

    Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are based on the exercise price of the options and are provided in accordance with the rules of the Commission. They do not represent our estimate or projection of the future common stock price.

                       Option Grants in Last Fiscal Year

                                                                            Potential Realizable
                                                                              Value at Assumed
                         Number of   Percent of                                Annual Rates of
                         Securities Total Options                            Stock Appreciation
                         Underlying  Granted To                                for Option Term
                          Options   Employees in  Exercise Price Expiration ---------------------
                          Granted    Fiscal Year    ($/Share)       Date        5%        10%
                         ---------- ------------- -------------- ---------- ---------- ----------
Peter W. Bell...........      --         --             --             --          --         --
William D. Miller.......      --         --             --             --          --         --
Paul C. Flanagan........  500,000        5.2%       $   .05       04/28/09  $   15,722 $   39,844
                          200,000        2.0            .50       11/04/09      62,889    159,374
John C. Clavin..........  500,000        5.2            .25       08/04/09      78,612    199,218
Jeffrey W. Murphy.......  700,000        7.2            .25       09/15/09     110,057    278,905

Fiscal Year-End Option Values

    The following table sets forth information for each of the Named Executive Officers with respect to the value of options outstanding as of December 31, 1999. The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the deemed fair market value of our common stock as of December 31, 1999, which our board of directors determined was $3.00 per share.

                        Aggregated Year-End Option Table

                         Number of Securities Underlying          Value of Unexercised
                             Unexercised Options at              In-The-Money Options at
                                December 31, 1999                   December 31, 1999
                         -----------------------------------    -------------------------
Name                      Exercisable       Unexercisable       Exercisable Unexercisable
----                     --------------    -----------------    ----------- -------------
Peter W. Bell...........                 0                    0       0               0
William D. Miller.......                 0                    0       0               0
Paul C. Flanagan........                 0              700,000       0      $1,975,000
John C. Clavin..........                 0              500,000       0       1,375,000
Jeffrey W. Murphy.......                 0              700,000       0       1,925,000

Agreements with Executive Officers

    In March, 1999 we entered into an Employment Agreement with Paul C. Flanagan. The Employment Agreement provides for an annual base salary of $150,000 and bonus compensation targeted at $45,000 per year if we achieve certain annual operating plan targets. If Mr. Flanagan's employment is terminated without cause within one year subsequent to a change in control, he will continue to receive his base salary as a severance payment until the earlier of 180 days after termination of employment or his commencement of employment with another party. He will also receive a lump sum payment of the portion of his expected annual bonus, prorated for the portion of the calendar year he was employed prior to termination.

    In July, 1999 we entered into an Employment Agreement and Severance Agreement with John C. Clavin. The Employment Agreement provides for an annual base salary of $160,000 and bonus compensation of up to $90,000 per year if we and Mr. Clavin achieve certain objectives. The base salary after the first year cannot be reduced below $160,000 without Mr. Clavin's written agreement. The Severance Agreement provides that if Mr. Clavin's employment is terminated prior to July 9, 2003 without cause or if Mr. Clavin terminates his employment for good reason, Mr. Clavin will receive severance payments and partial acceleration of vesting of his stock option for the purchase of 500,000 shares of common stock. The severance payment will be nine months' salary if he is terminated during the second year, six months' salary if during the third year and three months' salary if during the fourth year, and the option vesting will decline from 7.5% of any unvested portion to 2.5%. The amount of severance and accelerated vesting for years two through four may be increased to 12 months' salary and 10% vesting if there has been a significant change in our management at the time of such termination.

    The stock options for the purchase of 710,000 shares of common stock held by Mr. Flanagan and for 700,000 shares of common stock held by Mr. Clavin become exercisable over a four-year period from the date of grant; but upon a merger, consolidation or sale of substantially all of our assets, any then unvested portion of such options becomes immediately exercisable. In addition, the stock option agreement with Mr. Flanagan covering options for 500,000 shares of common stock provides that if Mr. Flanagan is terminated without cause prior to full vesting and there has been a significant change in our management at the time of such termination, any then unvested portion of such options becomes immediately exercisable. During 2000, in addition to the options shown in the above table as of December 31, 1999, Mr. Flanagan received an option for 10,000 shares and Mr. Clavin received an option for 200,000 shares.

    The stock options for the purchase of 700,000 shares of common stock held by Mr. Murphy and for 540,000 shares of common stock held by Michael G. Tardif, Senior Vice President of Engineering and Operations, become exercisable over a four-year period from the date of grant; but if, within 12 months of a merger, consolidation or sale of substantially all of our assets such officer's employment is terminated without cause or such officer terminates his employment for good reason (defined to include a reduction in responsibilities, salary, bonus or benefits, or, in the case of Mr. Murphy, a relocation), such options immediately become exercisable as if such officer had continued to be employed for an additional two years following such termination. In addition, the stock option agreement with Mr. Tardif provides that if he is terminated without cause or if he terminates his employment for good reason prior to January 12, 2001, his option shall become exercisable as to 25% of the shares as of the date of such termination.

    In August, 2000, pursuant to a secured promissory note, we loaned $1,200,000 to Mr. Tardif for the purchase of a principal residence in connection with his relocation to our corporate headquarters. The note is secured by a mortgage on the property, and has a term of four years and an interest rate of 6.62%. The loan must be repaid immediately if Mr. Tardif's employment is terminated.

Benefit Plans

    Amended and Restated 1998 Stock Incentive Plan. The Amended and Restated 1998 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in November 1998. Up to 10,920,000 shares of common stock are issuable under the 1998 plan. The 1998 plan provides for the grant of incentive stock options, nonstatutory options, restricted stock awards and other stock-based awards. Our employees, consultants, advisors, directors and officers are eligible to receive awards under the 1998 plan. Under present law, only employees are eligible to receive incentive stock options. As of September 30, 2000, options to purchase an aggregate of 8,695,855 shares of common stock were outstanding under the 1998 plan. No restricted stock has been granted under the plan.

    The 1998 plan is administered by the board of directors. The board of directors with the assistance of management selects the recipients of awards and determines the:

  . number of shares of common stock covered by options and the dates upon which such options become exercisable;

  . exercise price of options;

  . duration of options; and

  . number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such award, including the conditions for repurchase, issue, price and repurchase price.

    In the event of a merger or other acquisition event, our board of directors will provide for outstanding awards to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors shall provide that all unexercised options will become exercisable in full prior to the completion of the event and terminate upon completion of the event.

    2000 Stock Plan. Our 2000 Stock Plan was adopted by our board of directors and approved by our stockholders in March, 2000. 12,000,000 shares of common stock are reserved for issuance under the 2000 Stock Plan. In addition, there will be an annual increase of shares available for awards under the 2000 plan beginning on March 1, 2001 of the lesser of:

  .  3,000,000 shares;

  .  4% of the outstanding shares on the date of the increase; or

  .  a lesser amount determined by the board.

    The 2000 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock awards and other stock-based awards. As of September 30, 2000, options to purchase an aggregate of 1,241,050 shares of common stock were outstanding under the 2000 Stock Plan.

    Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 2000 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 1,000,000 shares in any calendar year.

    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. The 2000 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    Our board of directors administers the 2000 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 2000 plan to one or more of our executive officers. Our board of directors may authorize the compensation committee or another committee appointed by the board to administer the 2000 plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 2000 plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines the:

  . number of shares of common stock covered by options and the dates upon which such options become exercisable;

  . exercise price of options;

  . duration of options; and

  . number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    No award may be granted under the 2000 plan after the tenth anniversary of the effective date, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 2000 plan, except that no award granted after an amendment of the 2000 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

    2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in March 2000. The purchase plan authorizes the issuance of up to a total of 1,000,000 shares of our common stock to participating employees. On March 1 of each year, commencing with March 1, 2001, the aggregate number of shares available for purchase under the plan is automatically increased by the number of shares necessary to cause the number of shares then available for purchase to be restored to 1,000,000, subject to a maximum of 10,000,000 shares over the life of the plan.

    All of our employees, including directors who are employees, and all employees of any participating subsidiaries:

  . whose customary employment is more than 20 hours per week for more than five months in a calendar year,

  .whose customary employment is at least five months in any calendar year, and

  .who hold less than five percent of the total combined voting power of the Company are eligible to participate in the purchase plan. As of September 30, 2000, approximately 550 of our employees would have been eligible to participate in the purchase plan.

    On the first day of an offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of common stock. The employee may authorize an amount to be deducted from such employee's base pay during the offering period, such amount to be up to 10% of the employee's base pay or such lesser amount as shall be determined by the board. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the closing price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan is expected to commence on February 1, 2001. Each offering period is expected to be six months.

    An employee who is not a participant on the last day of the offering period, as a result of voluntary withdrawal or termination of employment or for any reason, is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

    Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group, or by our non-executive employees as a group.

    2000 Non-Employee Director Option Plan. Our 2000 Non-Employee Director Option Plan was adopted by our board of directors and approved by our stockholders in March 2000. This option plan authorizes the issuance of up to a total of 400,000 shares of our common stock to participating directors who are not also employees or officers of StorageNetworks. On March 1 of each year, commencing with March 1, 2001, the aggregate number of shares available for the grant of options under the plan is automatically increased by the number of shares necessary to cause the total number of shares then available for grant to be 400,000.

    Each director who is not also an employee or officer shall be automatically granted an option to purchase 25,000 shares of common stock on the date the person is first elected to the board.

    In addition, each non-employee director will be automatically granted an option to purchase 10,000 shares immediately following each annual meeting of stockholders. The option exercise price per share for all options granted under the option plan will be equal to the fair market value of our common stock on the date of grant. Under the plan, options are fully exercisable on the date of grant. Stock issued upon exercise of options is subject to repurchase by the Company prior to completion of the applicable vesting period. The term of each option is 10 years from the date of grant. Our board of directors has discretion to establish the terms of options granted under the plan. No options to purchase shares have been granted to date under the director plan.

                           RELATED PARTY TRANSACTIONS

Preferred Stock Issuances

    Series A Preferred Stock. In December, 1998 and January, 1999, we sold an aggregate of 5,000,000 shares of Series A convertible preferred stock at a price of $2.00 per share, for an aggregate offering price of $10,000,000. In this private placement, we sold 2,500,000 shares to Roger M. Marino, who is one of our directors and a holder of more than five percent of our outstanding common stock, 1,000,000 shares to Greylock IX Limited Partnership, which is the beneficial owner of more than five percent of our outstanding common stock, 1,000,000 shares to entities affiliated with Sigma Partners, which, in the aggregate, own more than five percent of our outstanding common stock, and the remaining 500,000 shares to eleven individual accredited investors. Upon the closing of our initial public offering in July, 2000, each share of Series A convertible preferred stock automatically converted into four shares of common stock.

    Series B Preferred Stock. In July, 1999, we issued 10,162,596 shares of Series B convertible preferred stock at a price of $4.92 a share, for an aggregate offering price of approximately $50,000,000. In this private placement, among sales to other investors including Greylock IX Limited Partnership and affiliates of Sigma Partners, each of which are beneficial owners of more than five percent of our outstanding common stock, we sold 5,081,298 shares to entities affiliated with Goldman, Sachs & Co., who, in the aggregate, beneficially own more than five percent of our outstanding common stock, 2,032,520 shares to PH Ventures II, LLC, which, with its affiliates, beneficially owns more than five percent of our outstanding common stock, 203,252 shares to William T. Schleyer, one of our directors, and 21,341 shares to certain members of the immediate family of Peter W. Bell, our President, Chief Executive Officer and Chairman of our Board of Directors. Upon the closing of our initial public offering in July, 2000, each share of Series B convertible preferred stock automatically converted into two shares of common stock.

    Series C Preferred Stock. In January, 2000, we sold an aggregate of 6,012,843 shares of Series C convertible preferred stock at a price of $17.13 per share, for an aggregate offering price of approximately $103,000,000. In this private placement, in addition to sales to individual accredited investors, we sold 2,626,970 shares to GC Dev. Co., Inc. and 2,626,970 shares to Dell USA L.P., each of which is a beneficial owner of more than five percent of our outstanding common stock. Upon the closing of our initial public offering in July, 2000, each share of Series C convertible preferred stock automatically converted into two shares of common stock.

    In January, 2000, simultaneous with the closing of our sale of Series C preferred stock, Messrs. Bell and Miller (and an entity related to Mr. Miller) each sold 2,335,086 shares of common stock to a group of existing holders of Series A and Series B preferred stock at a price of $8.56 per share for total proceeds of $20,000,000 each.

    Series D Preferred Stock. In February, 2000 we sold an aggregate of 1,758,240 shares of Series D convertible preferred stock at a price of $22.75 per share, for an aggregate offering price of approximately $40,000,000. All of the shares sold in this private placement were sold to institutional investors, all of whom are vendors of storage hardware and software. Upon the closing of our initial public offering in July, 2000, each share of Series D convertible preferred stock converted into one share of common stock.

    Stockholder Agreement. In connection with our sales of Series A, B, C and D convertible preferred stock, we entered into a stockholder rights agreement pursuant to which holders of Series A, B, C and D convertible preferred stock and common stock are entitled to registration rights with respect to their preferred and common shares.

    All of our current directors were designated by the holders of our preferred and common stock. Of these directors, Robert E. Davoli is affiliated with Sigma Partners, Randall A. Blumenthal is affiliated with Goldman, Sachs & Co. and Michael D. Lambert is affiliated with Dell USA, L.P.

Common Stock Issuances

    In October, 1998, we sold an aggregate of 24,400,000 shares of common stock at a price of approximately $.003 per share, as adjusted for subsequent stock splits, for an aggregate offering price of $76,250 as follows: 8,000,000 shares to Peter W. Bell, our Chairman of the Board, Chief Executive Officer, President, and beneficial owner of more than five percent of our outstanding common stock, 8,000,000 shares to William D. Miller, our Executive Vice President, Chief Technical Officer, director and beneficial owner of more than five percent of our outstanding common stock, 8,000,000 shares to Harold R. Dixon, a member of our board of directors and the beneficial owner of more than five percent of our outstanding common stock, and 400,000 shares to Stephen J. Gaal, a member of our board of directors.

Other Transactions with Stockholders and Related Parties

    We are a party to a joint marketing and services agreement with GlobalCenter, Inc., an affiliate of one of our five percent stockholders, GC Dev. Co., Inc. Under the terms of this agreement, GlobalCenter markets our data storage services under a co-branded name to its customers and we pay to GlobalCenter a share of the monthly revenues generated by this agreement. During 1999, this agreement did not generate any revenues. As of September 30, 2000, we had generated $3.0 million of revenues under this agreement. Thomas
J. Casey, a former director of the Company, is affiliated with GC Dev. Co., Inc.

    In January, 2000, we entered into a fiber network and colocation services agreement with Global Crossing USA Inc., an affiliate of one of our five percent stockholders, GC Dev. Co., Inc., in which we have agreed, in certain circumstances, to use long-distance fiber optic connections and related services and colocation facilities provided by Global Crossing USA Inc.

    In June, 1999, we entered into a master lease agreement with Dell Financial Services L.P., an affiliate of one of our five percent stockholders, Dell USA L.P., under which we may lease certain equipment from Dell Financial Services L.P. As of September 30, 2000, we have leased approximately $1.8 million worth of equipment pursuant to this master lease agreement. During 1999 we purchased approximately $1.0 million of computers and related equipment from Dell Computer Corp., an affiliate of Dell USA L.P.

    In May, 2000, we entered into an agreement for professional services with Dell Marketing L.P., an affiliate of one of our five percent stockholders, Dell USA L.P., under which Dell Marketing L.P. may engage us to perform professional services for Dell Marketing L.P. or for customers of Dell.

    All transactions to date between us and our officers, directors, principal stockholders and their affiliates were entered into on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of common stock offered in this prospectus, by:

  . each person we know to own beneficially more than 5% of our common stock;

  .  each of our directors and the Named Executive Officers;

  .  all of our directors and executive officers as a group; and

  . all stockholders who are selling shares of our common stock.

    The number of shares of common stock deemed outstanding prior to this offering includes 91,210,319 shares of common stock outstanding as of September 30, 2000. The number of shares of common stock deemed outstanding after this offering also includes the 5,502,726 shares that are being offered for sale by us in the offering. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to shares. Shares issuable upon the exercise of options held by holders of 5% of our common stock and our directors and executive officers that are currently exercisable or will become exercisable within 60 days of September 30, 2000 are considered outstanding for the purposes of computing the percentage ownership of the person holding such option but are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o StorageNetworks, Inc., 100 Fifth Avenue, Waltham, Massachusetts 02451.

                                                                            Shares Benefically
                                      Shares Benefically Owned               Owned  after the
                                        Prior to the Offering                    Offering
                                      -----------------------------        ---------------------
                                                                   Shares
                                                                    Being
Name and Address of Beneficial Owner     Number       Percentage   Offered  Number    Percentage
------------------------------------  -------------- --------------------- ---------- ----------
Entities affiliated with
 The Goldman Sachs
 Group, Inc. (1)                          11,490,888       12.59%  578,652 10,912,236   11.28%
 85 Broad Street
 New York, NY 10004
Roger M. Marino (2).....                  11,315,944       12.41   570,656 10,745,288   11.11
Harold R. Dixon (3)(4)..                   8,032,500        8.80   403,739  7,628,762    7.89
Robert E. Davoli (5)....                   6,465,900        7.09       - -  6,141,855    6.35
 c/o Sigma Partners
 20 Custom House Street
 Suite 830
 Boston, MA 02110
Greylock IX Limited
 Partnership............                   6,420,900        7.04   300,000  6,120,000    6.33
 One Federal Street
 Boston, MA 02110
Entities affiliated with
 Sigma Partners (5).....                   6,420,900        7.04   324,045  6,096,855    6.30
 20 Custom House Street
 Suite 830
 Boston, MA 02110
Peter W. Bell (6).......                   5,664,914        6.21       --   5,664,914    5.86
William D. Miller (7)...                   5,547,211        6.08       --   5,547,211    5.74
GC Dev. Co., Inc. ......                   5,253,940        5.76   265,152  4,988,788    5.16
 c/o The Corporation
  Trust Company
 1209 Orange Street
 Wilmington, DE 19801

                                                                              Shares Benefically
                                      Shares Benefically Owned                 Owned  after the
                                        Prior to the Offering                      Offering
                                      -----------------------------          ---------------------
                                                                    Shares
                                                                     Being
Name and Address of Beneficial Owner     Number       Percentage    Offered    Number   Percentage
------------------------------------  -------------- ----------------------- ---------- ----------
Dell USA L.P. (8)........                  5,278,940        5.79     200,111  5,078,829    5.25
 c/o Dell Computer
  Corporation
 One Dell Way
 Round Rock, TX 78687
Entities affiliated with
 PH Ventures II, LLC (9)
 ........................                  4,586,358        5.03%    205,151  4,381,207    4.53%
 The Pilot House
 Lewis Wharf
 Boston, MA 02110
William T. Schleyer......                    656,636       *             - -    656,636       *
Stephen J. Gaal..........                    483,798       *             - -    483,798       *
Randall Blumenthal.......                        - -       *             - -        - -       *
 c/o Goldman, Sachs & Co.
 2765 Sand Hill Road
 Menlo Park, CA 94025
Michael D. Lambert.......                        - -       *             - -        - -       *
 c/o Dell Computer
  Corporation
 One Dell Way
 Round Rock, TX 78687
Paul C. Flanagan (10)....                    237,500       *         100,000    137,500       *
Jeffrey W. Murphy........                    175,500       *          25,000    150,500       *
John C. Clavin...........                    156,750       *         100,000     56,750       *
Michael G. Tardif........                        500       *             - -        500       *
Sun Microsystems, Inc....                    439,560       *          22,183    417,377       *
Network Appliance, Inc...                    219,780       *          11,092    208,688       *
The James P. and Maureen
 P. Lampert Living
 Trust...................                    200,000       *          10,093    189,907       *
John J. Healy............                    200,000       *          10,093    189,907       *
John R. McCarthy.........                    200,000       *          10,093    189,907       *
Paul J. Salem............                    200,000       *          10,093    189,907       *
Mark B. Ward.............                    200,000       *          10,093    189,907       *
Lighthouse Capital
 Partners III LP.........                    159,711       *           8,060    151,651       *
Robert F. Rinaldi........                    100,000       *           5,047     94,953       *
Peter Fortenbaugh........                     58,378       *           2,946     55,432       *
The Grey Dog Trust.......                     30,000       *           1,514     28,486       *
Other Selling
 Stockholders (11).......                    886,501       *         323,461    563,040       *
All executive officers
 and directors as a group
 (13 persons) (12).......                 38,737,153       42.27   1,199,394 37,537,759   38.64

-------

  * Less than 1% of the outstanding common stock

 (1) Includes 8,332,028 shares held by GS Capital Partners III, L.P., 2,290,574 shares held by GS Capital Partners III Offshore, L.P., 384,650 shares held by Goldman, Sachs & Co. Verwaltungs GmbH and 458,636 shares held by Stone Street Fund 1999, L.P. (collectively, the "Limited Partnerships"). Goldman, Sachs & Co. ("GS") is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GSG"). GSG and GS may be deemed to own beneficially and indirectly in the aggregate 11,465,888 shares held by the Limited Partnerships of which affiliates of GS and GSG are the general partner, managing general partner or managing partner. Excludes (i) shares owned by Goldman Sachs that were acquired in the ordinary course of market-making transactions or (ii) shares held in client accounts, for which Goldman Sachs exercises voting or investment authority, or both. GS is the investment manager of one or more of the Limited Partnerships. Mr. Blumenthal is a Managing Director of GS. GS and GSG each disclaim beneficial ownership of such shares to the extent attributable to partnership interests in the Limited Partnerships held by GSG and its affiliates. Mr. Blumenthal disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. The Limited Partnerships have entered into a voting trust agreement with an independent, unaffiliated trust company, pursuant to which the Limited Partnerships have deposited all of their shares of common stock into a voting trust. Generally the voting trustee will vote such shares with the majority of votes cast or, in certain circumstances, in proportion to the votes cast or abstained from voting. Under the voting trust agreement, (i) the Limited Partnerships have the power to dispose or to direct the disposition of their shares and
    (ii) each Limited Partnership has the right to receive all dividends paid on their shares. Also includes 25,000 shares subject to an option that is exercisable as of September 30, 2000 awarded to Mr. Blumenthal in his capacity as a director of StorageNetworks. Goldman, Sachs & Co. exercises investment and voting power over the shares subject to this option pursuant to a contract between Mr. Blumenthal and Goldman Sachs. Of the shares being sold, 420,495 shares are being sold by GS Capital Partners III, L.P., 115,599 shares are being sold by GS Capital Partners III Offshore, L.P., 23,146 shares are being sold by Stone Street Fund 1999 L.P., and 19,412 shares are being sold by Goldman Sachs Verwaltungs GmbH.

 (2) Includes 1,579,542 shares held by Grampek Limited Partnership and 250,000 shares held by LAULIN Limited Partnership, of each of which Mr. Marino is general partner. Mr. Marino disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein, if any. 478,324 shares are being sold by Mr. Marino, 79,715 shares are being sold by Grampek Limited Partnership and 12,617 shares are being sold by LAULIN Limited Partnership.
 (3) Includes 25,000 shares subject to an option that is exercisable as of September 30, 2000.

 (4) Includes 7,500,000 shares held by the Dixon Family Limited Partnership, of which Mr. Dixon is general partner. 25,234 shares are being sold by Mr. Dixon and 366,146 shares are being sold by the Dixon Family Limited Partnership.

 (5) Includes 4,261,042 shares held by Sigma Partners, IV, L.P., 1,281,884 shares held by Sigma Associates IV, L.P., 148,130 shares held by Sigma Investors IV, L.P., 576,578 shares held by Sigma Partners V, L.P., 133,950 shares held by Sigma Associates V, L.P., 19,316 shares held by Sigma Investors V, L.P. Mr. Davoli is a partner of Sigma Partners, an affiliated entity of these limited partnerships. Mr. Davoli disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein, if any. Of the shares being sold, 215,043 shares are being sold by Sigma Partners IV, L.P., 64,693 shares are being sold by Sigma Associates IV, L.P., 7,476 shares are being sold by Sigma Investors IV, L.P., 29,098 shares are being sold by Sigma Partners V, L.P., 6,760 shares are being sold by Sigma Associates V, L.P., and 975 shares are being sold by Sigma Investors V, L.P.
 (6) All such shares are held by the PWB Limited Partnership, of which Mr. Bell is general partner. Mr. Bell disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein, if any.
 (7) Includes 2,412,372 shares held by MAWAM LLP, of which Mr. Miller is general partner. Mr. Miller disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein, if any.
 (8) Includes 25,000 shares subject to an option held by an affiliated entity that is exercisable as of September 30, 2000.
 (9) Includes 521,318 shares held by PH Ventures VIII, LLC, an affiliated entity.


(10) Includes 48,000 shares held by The 2000 Paul C. Flanagan Irrevocable Trust. Mr. Flanagan disclaims beneficial ownership with respect to such shares, except to the extent of his pecuniary interest therein, if any.

(11) Includes 15 stockholders who hold in the aggregate less than 1% of our common stock outstanding prior to the offering. Does not reflect certain shares to be issued upon exercise of options at the closing of this offering.

(12) Includes 437,500 shares subject to vested options or options exercisable within 60 days of September 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of StorageNetworks consists of 600,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. As of September 30, 2000, there were outstanding:

  .  91,210,319 shares of common stock held by 280 stockholders of record,

  .  warrants to purchase 122,682 shares of common stock, and

  .  options to purchase an aggregate of 9,936,905 shares of common stock.

    Based upon the number of shares outstanding as of that date, and giving effect to the issuance of the shares of common stock offered by StorageNetworks
in this offering, there will be          shares of common stock outstanding
upon the closing of this offering.

    The following summary of provisions of our securities, various provisions of our amended and restated certificate of incorporation and our amended and restated by-laws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated by-laws included as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of StorageNetworks, the holders of common stock are entitled to receive ratably the net assets of StorageNetworks available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which StorageNetworks may designate and issue in the future. Certain holders of common stock have the right to require StorageNetworks to register their shares of common stock under the Securities Act in certain circumstances.

Preferred Stock

    Under the terms of our amended and restated certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

    The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote or specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of StorageNetworks. StorageNetworks has no present plans to issue any shares of preferred stock.

Warrants and Stock Options

    As of September 30, 2000, there were warrants outstanding to purchase 42,682 shares of common stock at a per share exercise price of $2.46 and 80,000 shares of common stock at a per share exercise price of $22.75. These warrants are held by equipment leasing and financial services companies and one of our customers. As of September 30, 2000, 8,695,855 shares and 1,241,050 shares were issuable pursuant to stock option grants under our 1998 Stock Incentive Plan and 2000 Stock Plan, respectively, at a weighted-average per share exercise price of $6.00.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

    StorageNetworks is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our certificate of incorporation and our by-laws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms, and provide that:

  . directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

  . any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

This classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, StorageNetworks.

    Our certificate of incorporation and our by-laws also provide that:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . special meetings of the stockholders may only be called by the Chairman of the Board of directors, the President, or by the board of directors.

    Our amended and restated by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such a person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote in order to amend or repeal any of the foregoing provisions of our amended and restated certificate of incorporation. Generally our by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Limitation of Liability and Indemnification

    Our certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding 96,713,045 shares of common stock, assuming the issuance of 5,502,726 shares in this offering and no exercise of outstanding options or warrants after the date hereof, and assuming no exercise of the underwriters' over-allotment option. Of these shares, the 10,350,000 shares sold in our initial public offering, and all of the 9,000,000 shares sold in this offering, will be freely tradeable without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144, their sales of shares would be subject to certain limitations and restrictions that are described below. Generally, the balance of our outstanding shares of common stock are "restricted securities" under the Securities Act, subject to the limitations and restrictions that are described below.

    In connection with our initial public offering, certain stockholders who acquired capital stock before that offering entered into 180-day lock-up agreements with the underwriters of that offering. These agreements expire on December 27, 2000. In connection with this offering, our directors and officers, all selling stockholders and certain other stockholders will enter into new 90-day lock-up agreements with us and the underwriters of this offering. Our outstanding shares of common stock that are subject to lock-up agreements or are restricted securities immediately after this offering will, subject to the limitations of Rule 144, become eligible for public sale as follows:

  .  2,499,370 will become eligible for public sale on December 27, 2000;

  .  233,508 will become eligible for public sale on January 20, 2001; and

  . 75,237,310 will become eligible for public sale following 90 days or later from the date of this prospectus.

Goldman, Sachs & Co. and we may in our sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. The number of shares which become eligible for sale at various dates are subject, in most cases, to the limitations of Rule 144. Since many of these shares were purchased at prices substantially below current market prices, we believe that a significant number of these shares will be sold when eligible for sale.

    In addition, as of September 30, 2000, options to purchase a total of 9,936,905 shares of common stock were outstanding. We have filed a registration statement on Form S-8 under the Securities Act to register those shares and other shares up to an aggregate of 24,320,000 shares of common stock issuable under our compensatory stock plans. As a result, when the options are exercised and the shares received on such exercise are vested, such shares will be freely tradeable under the Securities Act; provided, however, that shares purchased by "affiliates," as that term is defined in Rule 144, would be subject to limitations and restrictions that are described below.

Rule 144

    In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock (approximately 967,130 shares immediately after this offering) or (2) the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

    Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale, and who has beneficially owned the shares proposed to be sold for at least two years, may resell such shares without compliance with the foregoing requirements.

    In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner of the shares who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

Rule 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who before June 29, 2000 purchased shares from us in connection with a compensatory stock plan or other written agreement, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Registration Rights

    At September 30, 2000, the holders of approximately 78,997,511 shares of common stock were entitled to rights with respect to the registration of such shares under the Securities Act. Certain of the selling stockholders are selling shares pursuant to the exercise of such rights. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and to include shares of such common stock therein. Additionally, commencing January 6, 2001, such holders are also entitled to demand registration rights pursuant to which they may require us on up to three occasions to file a registration statement under the Securities Act at our expense with respect to shares of our common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

                                  UNDERWRITING

    StorageNetworks, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC are the representatives of the underwriters.

      Underwriters                                              Number of Shares
      ------------                                              ----------------
Goldman, Sachs & Co. ..........................................
Chase Securities Inc...........................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated.............
Salomon Smith Barney Inc.......................................
Thomas Weisel Partners LLC.....................................
                                                                   ----------
  Total........................................................
                                                                   ==========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,350,000 shares from StorageNetworks to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by StorageNetworks and the selling stockholders. The amounts to be paid by us are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,350,000 additional shares.

                               Paid by StorageNetworks
                               -----------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share.......................................... $            $
   Total.............................................. $            $

                          Paid by the Selling Stockholders
                          --------------------------------
                                                      No Exercise  Full Exercise
                                                      ------------ -------------
   Per Share......................................... $             $
   Total............................................. $             $


    Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other
brokers or dealers at a discount of up to $    per share from the initial price
to public. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

    StorageNetworks has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co.

    In addition, StorageNetworks' executive officers, directors, entities affiliated with such directors and officers, selling stockholders, and certain other stockholders which collectively own 76,044,853 shares of common stock, other than those shares being sold in this offering, have agreed with the underwriters and StorageNetworks not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for common stock without the consent of Goldman, Sachs & Co. and StorageNetworks during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus.

    The common stock is quoted on the Nasdaq National Market under the symbol "STOR."

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of StorageNetworks' common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    As permitted by Rule 103 under the Exchange Act, certain underwriters and selling group members, if any, that are market makers may act as "passive market makers" in the common stock which means they may make bids for or purchases of common stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (1) a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending with the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

    A prospectus in electronic format will be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    Four investment partnerships of which affiliates of The Goldman Sachs Group, Inc., an affiliate of Goldman, Sachs & Co. (lead manager of this offering), are general partner, managing general partner or investment manager hold 11,465,888 shares of our common stock. Because of the economic interest based on contributed capital of Goldman Sachs & Co. and its employees in those investment partnerships, the aggregate beneficial ownership interest (as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc.) of StorageNetworks attributable to Goldman, Sachs & Co. is approximately 2.7% based on the shares of 91,210,319 StorageNetworks common stock outstanding as of September 30, 2000. Of the aggregate number of shares owned, these partnerships purchased 1,303,292 shares of common stock, at a price of $8.56 per share, from two of our executive officers in January 2000 at the time of our private placement of Series C preferred stock.

    We have provided managed data storage services to Merrill Lynch in the ordinary course of our business since March, 2000. During the nine months ended September 30, 2000, approximately 3% of our revenues was derived from services performed for Merrill Lynch, and our services to Merrill Lynch are ongoing. In addition, ML IBK Positions, Inc., an affiliate of Merrill Lynch, holds 366,250 shares of our common stock received upon exercise of a warrant issued to Merrill Lynch on February 29, 2000.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-managing underwriter in 148 completed transactions, and has acted as a syndicate member in an additional 129 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

    StorageNetworks will bear all of its expenses and those of the selling stockholders for this offering, excluding underwriting discounts and commissions. StorageNetworks estimates that the total expenses of the offering other than underwriting discounts and commissions will be approximately $750,000.

    StorageNetworks and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock to be issued in the offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters for the underwriters will be passed upon by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1998 and 1999, and for the period October 5, 1998 (commencement of operations) to December 31, 1998 and the year ended December 31, 1999, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the shares to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to StorageNetworks and the common stock to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual, quarterly and special reports, proxy statements and other information with the Commission.

    You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information StorageNetworks has filed or files, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Commission, which you can access at http://www.sec.gov.

                             StorageNetworks, Inc.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Auditors............................................ F-2
Consolidated balance sheets at December 31, 1998 and 1999 and September
 30, 2000 (unaudited)..................................................... F-3
Consolidated statements of operations for the period from October 5, 1998
 (commencement of operations) through December 31, 1998, the year ended
 December 31, 1999 and the nine months ended September 30, 1999 and 2000
 (unaudited).............................................................. F-4
Consolidated statements of stockholders' equity for the period from
 October 5, 1998 (commencement of operations) through December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30,
 2000 (unaudited)......................................................... F-5
Consolidated statements of cash flows for the period from October 5, 1998
 (commencement of operations) through December 31, 1998, the year ended
 December 31, 1999 and the nine months ended September 30, 1999 and 2000
 (unaudited).............................................................. F-6
Notes to consolidated financial statements................................ F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
StorageNetworks, Inc.

    We have audited the accompanying consolidated balance sheets of StorageNetworks, Inc. (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period October 5, 1998 (commencement of operations) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of StorageNetworks, Inc. at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for the period October 5, 1998 (commencement of operations) to December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 5, 2000

                             StorageNetworks, Inc.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                  December 31,     September 30,
                                                 ----------------  -------------
                                                  1998     1999        2000
                                                 ------  --------  -------------
                                                                    (unaudited)
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $8,280  $     13   $  274,086
  Short-term investments.......................     --     34,802       51,646
  Accounts receivable, net of allowance for
   doubtful accounts of $76 and $307 at
   December 31, 1999 and September 30, 2000,
   respectively................................     541     3,167        4,541
  Inventory....................................     201       --            --
  Prepaid expenses and other current assets....      67     1,499        8,965
                                                 ------  --------   ----------
   Total current assets........................   9,089    39,481      339,238
Property and equipment, net....................      83    25,752      116,108
Restricted cash equivalents....................     --        359        9,377
Rights to use fiber optic capacity.............     --        900        4,922
Other assets...................................     500       767        6,464
                                                 ------  --------   ----------
   Total assets................................  $9,672  $ 67,259   $  476,109
                                                 ======  ========   ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................  $  --   $  3,094        3,072
  Accrued expenses.............................     507     6,082       16,768
  Deferred revenue.............................     497       810        4,336
  Capital lease obligations....................     --      4,442       17,068
                                                 ------  --------   ----------
   Total current liabilities...................   1,004    14,428       41,244
Capital lease obligations, less current
 portion.......................................     --     15,822       79,487
Commitments and contingencies..................

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, par
   value $.01; 5,000,000 shares authorized;
   4,500,000 shares issued and outstanding at
   December 31, 1998, 5,000,000 shares issued
   and outstanding at December 31, 1999 and
   zero shares issued and outstanding at
   September 30, 2000 respectively.............      45        50           --
  Series B convertible preferred stock, par
   value $.01; 10,294,080 shares authorized;
   10,162,596 shares issued and outstanding at
   December 31, 1999 and zero shares issued and
   outstanding at September 30, 2000
   respectively................................     --        102           --
  Preferred stock, par value $.01; 5,000,000
   shares authorized; zero shares issued and
   outstanding.................................                             --
  Common stock, par value $.01; 600,000,000
   shares authorized; 24,400,000, 24,531,500
   and 91,210,319 shares issued and outstanding
   at December 31, 1998 and 1999 and September
   30, 2000 respectively.......................     244       245          912
  Additional paid-in capital...................   9,992    80,942      485,973
  Deferred stock compensation..................  (1,077)  (19,880)    (15,349)
  Accumulated other comprehensive income.......                            117
  Accumulated deficit..........................    (536)  (24,450)   (116,275)
                                                 ------  --------   ----------
   Total stockholders' equity..................   8,668    37,009      355,378
                                                 ------  --------   ----------
   Total liabilities and stockholders' equity..  $9,672  $ 67,259   $  476,109
                                                 ======  ========   ==========

          See accompanying notes to consolidated financial statements.

                             StorageNetworks, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                             Period from
                           October 5, 1998
                            (commencement                   Nine months ended
                          of operations) to  Year ended       September 30,
                            December 31,    December 31,  ----------------------
                                1998            1999         1999        2000
                          ----------------- ------------  ----------  ----------
                                                               (unaudited)
REVENUES:
  Managed storage
   services revenues....     $       --     $       720   $      232  $   14,463
  Professional services
   revenues.............             --           3,203          957      12,515
  Equipment revenues....             --           2,335        1,935          --
                             -----------    -----------   ----------  ----------
Total revenues..........             --           6,258        3,124      26,978
COSTS AND EXPENSES:
  Cost of managed
   storage services
   revenues, excluding
   deferred stock
   compensation
   amortization
   amounts..............             101          8,400        2,794      48,712
  Cost of professional
   services revenues,
   excluding deferred
   stock compensation
   amortization
   amounts..............               9          5,343        1,809      14,953
  Cost of equipment
   revenues.............             --           2,111        1,809         --
  Sales and marketing,
   excluding deferred
   stock compensation
   amortization
   amounts..............              39          7,304        3,260      35,505
  General and
   administrative,
   excluding deferred
   stock compensation
   amortization
   amounts..............             231          5,558        2,597      12,741
  Research and
   development,
   excluding deferred
   stock compensation
   amortization
   amounts..............             --           1,133          518       7,697
  Amortization of
   deferred stock
   compensation*........             --           1,301          519       3,833
                             -----------    -----------   ----------  ----------
Total costs and
 expenses...............             380         31,150       13,306     123,441
                             -----------    -----------   ----------  ----------
Loss from operations....            (380)       (24,892)     (10,182)    (96,463)
Interest income.........              11          1,371          757       9,435
Interest expense........             --            (393)         (79)     (4,797)
                             -----------    -----------   ----------  ----------
Net loss................     $      (369)   $   (23,914)  $   (9,504)  $ (91,825)
                             ===========    ===========   ==========  ==========
Net loss per share--
 basic and diluted......     $     (0.02)   $     (0.98)  $    (0.39) $    (1.94)
                             ===========    ===========   ==========  ==========
Weighted average common
 shares outstanding.....      24,400,000     24,406,756   24,400,000  47,421,719
*Amortization of
 deferred stock
 compensation
 Cost of managed storage
 services revenues......     $        -     $        71   $       42  $      372
 Cost of professional
 services revenues......              -             229           33         415
 Sales and marketing....              -             603          267       1,231
 General and
 administrative.........              -             251           85         475
 Research and
 development............              -             147           92       1,340
                             -----------    -----------   ----------  ----------
                             $        -     $     1,301   $      519  $    3,833
                             ===========    ===========   ==========  ==========

          See accompanying notes to consolidated financial statements.

                             StorageNetworks, Inc.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                (in thousands)

                                 Series A      Series B        Series C      Series D
                     Common     Preferred      Preferred      Preferred     Preferred
                     Stock        Stock          Stock          Stock         Stock                                Accumulated
                  ------------ ------------- --------------  ------------- ------------- Additional   Deferred        Other
                          Par           Par            Par            Par           Par   Paid-in      Stock      Comprehensive
                  Shares Value Shares  Value Shares   Value  Shares  Value Shares  Value  Capital   Compensation     Income
                  ------ ----- ------  ----- -------  -----  ------  ----- ------  ----- ---------- ------------  -------------
Initial issuance
of common stock
on October 5,
1998............  24,400 $244
Sale of Series A
preferred stock,
net.............                4,500   $45                                               $  8,915
Deferred
compensation
expense
associated with
stock options...                                                                             1,077  $     (1,077)
Net loss........
                  ------ ----  ------   ---  -------  ----   ------   ---  ------   ---   --------  ------------    --------
BALANCE AT
DECEMBER 31,
1998............  24,400  244   4,500    45                                                  9,992        (1,077)
Issuance of
Series A
preferred
stock...........                  500     5                                                    995
Issuance of
Series B
preferred stock,
net.............                              10,163  $102                                  49,849
Issuance of
common stock in
connection with
exercise of
stock options...     132    1                                                                    3
Deferred
compensation
expense
associated with
stock options...                                                                            20,806       (20,806)
Amortization of
deferred
compensation....                                                                                           1,300
Cancellation of
stock options...                                                                              (703)          703
Net loss........
                  ------ ----  ------   ---  -------  ----   ------   ---  ------   ---   --------  ------------    --------
BALANCE AT
DECEMBER 31,
1999............  24,532  245   5,000    50   10,163   102                                  80,942       (19,880)
Issuance of
Series C
preferred stock
(unaudited).....                                              6,013   $60                  102,940
Issuance of
Series D
preferred stock
(unaudited).....                                                            1,758   $18     39,982
Issuance of
common stock in
connection with
exercise of
stock options
(unaudited).....   1,432   14                                                                1,128
Issuance of
Series D
preferred stock
warrants
(unaudited).....                                                                             3,546
Deferred
compensation
expense
associated with
stock options
(unaudited).....                                                                               580          (580)
Issuance of
common stock in
connection with
initial public
offering, net
(unaudited).....  64,459  645  (5,000)  (50) (10,163) (102)  (6,013)  (60) (1,758)  (18)   258,141
Issuance of
common stock in
connection with
exercise of
warrants
(unaudited).....     787    8                                                                   (8)
Amortization of
compensatory
deferred
compensation
(unaudited).....                                                                                           3,833
Cancellation of
stock options
(unaudited).....                                                                            (1,278)        1,278
Foreign currency
translation
gain............                                                                                                    $    117
Net loss
(unaudited).....
                  ------ ----  ------   ---  -------  ----   ------   ---  ------   ---   --------  ------------    --------
BALANCE AT
SEPTEMBER
30, 2000
(unaudited).....  91,210 $912      --   $--       --  $ --       --   $--      --   $--   $485,973  $    (15,349)   $    117
                  ====== ====  ======   ===  =======  ====   ======   ===  ======   ===   ========  ============    ========
                   Accumu-       Total
                    lated    Stockholders'
                   Deficit      Equity
                  ---------- -------------
Initial issuance
of common stock
on October 5,
1998............  $    (167)  $        77
Sale of Series A
preferred stock,
net.............                    8,960
Deferred
compensation
expense
associated with
stock options...                      --
Net loss........       (369)         (369)
                  ---------- -------------
BALANCE AT
DECEMBER 31,
1998............       (536)        8,668
Issuance of
Series A
preferred
stock...........                    1,000
Issuance of
Series B
preferred stock,
net.............                   49,951
Issuance of
common stock in
connection with
exercise of
stock options...                        4
Deferred
compensation
expense
associated with
stock options...                      --
Amortization of
deferred
compensation....                    1,300
Cancellation of
stock options...
Net loss........    (23,914)      (23,914)
                  ---------- -------------
BALANCE AT
DECEMBER 31,
1999............    (24,450)       37,009
Issuance of
Series C
preferred stock
(unaudited).....                  103,000
Issuance of
Series D
preferred stock
(unaudited).....                   40,000
Issuance of
common stock in
connection with
exercise of
stock options
(unaudited).....                    1,142
Issuance of
Series D
preferred stock
warrants
(unaudited).....                    3,546
Deferred
compensation
expense
associated with
stock options
(unaudited).....
Issuance of
common stock in
connection with
initial public
offering, net
(unaudited).....                  258,556
Issuance of
common stock in
connection with
exercise of
warrants
(unaudited).....                       --
Amortization of
compensatory
deferred
compensation
(unaudited).....                    3,833
Cancellation of
stock options
(unaudited).....
Foreign currency
translation
gain............                      117
Net loss
(unaudited).....    (91,825)      (91,825)
                  ---------- -------------
BALANCE AT
SEPTEMBER
30, 2000
(unaudited).....  $(116,275)  $   355,378
                  ========== =============

         See accompanying notes to consolidated financial statements.

                             StorageNetworks, Inc.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                Period from
                              October 5, 1998                Nine months ended
                               (commencement    Year ended     September 30,
                             of operations) to December 31,  ------------------
                             December 31, 1998     1999       1999      2000
                             ----------------- ------------  -------  ---------
                                                                (unaudited)
OPERATING ACTIVITIES:
  Net loss.................     $      (369)   $    (23,914) $(9,504) $ (91,825)
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
    Depreciation and
     amortization..........               1           1,797      448     14,957
    Amortization of
     deferred stock
     compensation..........                           1,300      519      3,833
    Issuance of stock
     warrants .............             --              --       --       3,546
    Changes in operating
     assets and
     liabilities:
    Accounts receivable....            (541)         (2,626)    (242)    (1,374)
    Inventory..............            (201)            201      201        --
    Prepaid expenses and
     other
     current assets........             (67)         (1,432)    (254)    (7,466)
    Other assets...........            (500)           (317)    (141)    (5,735)
    Accounts payable.......             --            3,094    1,458        (22)
    Accrued expenses.......             507           5,575    1,196     10,686
    Deferred revenue.......             497             313      130      3,526
                                -----------    ------------  -------  ---------
  Net cash used in
   operating activities....            (673)        (16,009)  (6,189)   (69,874)
INVESTING ACTIVITIES:
  Purchases of property and
   equipment...............             (84)         (8,716)  (3,419)   (21,699)
  Purchases of short term
   investments.............             --          (49,676) (39,483)  (225,420)
  Proceeds from maturities
   of short term
   investments.............             --           14,874      --     208,576
  Purchase of restricted
   cash equivalents........             --             (359)     (96)    (9,018)
                                -----------    ------------  -------  ---------
  Net cash used in
   investing activities....             (84)        (43,877) (42,998)   (47,561)
FINANCING ACTIVITIES:
  Proceeds from issuance of
   common stock............              77             --       --     259,888
  Proceeds from exercise of
   stock options...........             --                4      --       1,142
  Proceeds from issuance of
   preferred stock.........           9,000          51,000   51,000    143,000
  Offering costs...........             (40)            (49)     (49)    (1,332)
  Proceeds from sale-
   leaseback transactions..             --            1,424      456        --
  Payments of capital lease
   obligations.............             --             (760)    (157)   (11,307)
                                -----------    ------------  -------  ---------
  Net cash provided by
   financing activities....           9,037          51,619   51,250    391,391
                                -----------    ------------  -------  ---------
  Net increase (decrease)
   in cash and cash
   equivalents.............           8,280          (8,267)   2,063    273,956
  Effect of exchange rates
   on cash and cash
   equivalents.............             --              --       --         117
  Cash and cash equivalents
   at beginning of period..             --            8,280    8,280         13
                                -----------    ------------  -------  ---------
  Cash and cash equivalents
   at end of period........     $     8,280    $         13  $10,343  $ 274,086
                                ===========    ============  =======  =========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
Cash paid during the period
 for interest..............     $       --     $        393  $    79  $   4,796
                                ===========    ============  =======  =========
SUPPLEMENTAL DISCLOSURES OF
 NON-CASH FINANCING
 ACTIVITY:
Capital lease obligations
 incurred in connection
 with the purchase of
 property and equipment....     $       --     $     20,124  $15,024  $  83,470
                                ===========    ============  =======  =========
Capital lease obligations
 incurred in connection
 with the purchase of
 rights to use fiber optic
 capacity..................             --     $        900  $   --   $   4,128
                                ===========    ============  =======  =========

          See accompanying notes to consolidated financial statements.

                             StorageNetworks, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999

1. Business

    StorageNetworks, Inc. (the "Company") was founded in 1998 to be a provider of remote, online data storage services to established enterprises, Internet-based business and other users of information technology. The Company is building a Global Data Storage Network infrastructure consisting of a network of Storage Point of Presence ("S-POP") data centers. Each S-POP data center is a consolidated storage repository, containing disk and tape storage systems and is connected to the Company's customers over a metropolitan area fiber optic network. The Company also provides professional services within the areas of storage management, disaster recovery and business continuity.

    The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of new markets, dependence on key personnel, and the ability to obtain additional capital as needed to meet its business objectives. The Company has a limited operating history and has never achieved profitability. To date, the Company has been funded principally by private equity funding and its initial public offering. The Company's ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its services.

2. Summary of Significant Accounting Policies

Basis of Presentation

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Interim Consolidated Financial Statements

    The consolidated financial statements as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of the Company's financial position, results of operations and cash flows. Results for the nine-month period ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year ended December 31, 2000.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

    Revenues consist of (i) monthly service fees and installation fees from customer use of the Company's Global Data Storage Network ("managed storage services"), (ii) professional services,

                             StorageNetworks, Inc.

and (iii) data storage equipment sales to customers. In general, revenues are recognized when all of the following conditions are met: Persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured. Revenues from monthly service fees from managed storage services are recognized as the managed storage service levels are provided. Revenues from managed storage services installation fees are recognized on a straight-line basis over the term of the contract, generally three to four years. Revenues from professional services engagements are recognized as the services are provided. Revenues on fixed-price contracts are recognized using the percentage of completion method of accounting and are adjusted monthly for the cumulative impact of any revision in estimates. The Company determines the percentage of completion of its contracts by comparing costs incurred to date to total estimated costs. Contract costs include all direct labor and expenses related to the contract performance. Equipment sales are recognized when the equipment is delivered to the customer or placed into service.

Cash Equivalents

    Cash equivalents consist of highly liquid investments with original maturities of 90 days or less at the time of purchase. As of December 31, 1998 and 1999, cash equivalents consisted principally of money market funds at one financial institution.

Restricted Cash Equivalents

    Restricted cash equivalents represent amounts that are restricted as to their use in accordance with financing and leasing arrangements.

Short-Term Investments

    The Company classifies it investments as held-to-maturity in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Investments in Debt and Equity Securities". At December 31, 1999, short-term investments consisted of corporate obligations with original maturities greater than three months but less than one year. Held-to-maturity investments are carried at amortized cost, which approximates market.

Concentrations of Credit Risk

    Carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration. Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments and accounts receivable.

    The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses. As a result of a sub-contracting agreement with a customer, that customer accounted for 40% of the Company's consolidated total revenues for the year ended December 31, 1999.

Inventory

    Inventory is stated at the lower of cost (first-in first-out basis) or market (net realizable value) and consists of customer storage equipment.

                             StorageNetworks, Inc.

Property and Equipment

    Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Research and Development Costs

    Research and development costs are expensed as incurred and include costs to develop, enhance and manage the Company's proprietary technology.

Income Taxes

    The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

    The Company accounts for its stock-based compensation plan utilizing the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation" ("SFAS 123").

Impairment of Long-Lived Assets

    The Company continually reviews the carrying value of long-lived assets, including property and equipment to determine whether there are any indications of impairment losses. Recoverability of long-lived assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Advertising Expenses

    All advertising costs are expensed as incurred. Advertising costs were not material in the period October 5, 1998 (commencement of operations) through December 31, 1998 and the year ended December 31, 1999.

Net Loss Per Share

    Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share does not differ from basic loss per share since potential common shares to be issued upon the exercise of stock options and the conversion of preferred stock are anti-dilutive for the periods presented.

                             StorageNetworks, Inc.

Comprehensive Loss

    There are no material differences between consolidated net loss and comprehensive loss for any period presented.

Segment Information

    The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance.

3. Property and Equipment

    Property and equipment consist of the following (in thousands):

                                                     December 31,
                                                     -------------
                                                                     September
                                                     1998   1999     30, 2000
                                                     ----  -------  -----------
                                                                    (unaudited)
Global Data Storage Network related equipment....... $46   $22,952   $122,852
Furniture, fixtures, computer equipment and other...  38     3,380      5,796
Leasehold improvements.............................. --        367        773
Purchased software.................................. --        801      3,248
                                                     ---   -------   --------
                                                      84    27,500    132,669
Less accumulated depreciation and amortization......  (1)   (1,748)   (16,561)
                                                     ---   -------   --------
                                                     $83   $25,752   $116,108
                                                     ===   =======   ========

    Depreciation expense amounted to $434 and $1,747,355 in 1998 and 1999, respectively.

    Included in the December 31, 1999 amounts above are property and equipment under capital leases with a cost of $20,124,303 and accumulated depreciation of $1,414,341.

4. Construction Rights Fee

    In 1998, the Company entered into an agreement with a fiber optic network supplier whereby the Company committed $500,000 (the "Construction Rights Fee") to the fiber optic network supplier in return for an obligation by the supplier to construct, upon request by the Company, fiber networks to customers of the Company that are in locations outside of the supplier's existing fiber optic network. The Construction Rights Fee is available for and is being amortized on a straight-line basis over the ten-year term of the agreement. At December 31, 1999, the Company has paid $250,000 for the Construction Rights Fee. The remaining $250,000 is due by October 31, 2000, and is included in accrued expenses on the Company's consolidated balance sheet. The $250,000 is payable in cash or, at the Company's option, in the Company's common stock. The Construction Rights Fee is included in other assets on the Company's consolidated balance sheet.

    Amortization expense amounted to zero and $50,000 in 1998 and 1999, respectively.

                             StorageNetworks, Inc.

5. Accrued Expenses

    Accrued expenses consist of the following (in thousands):

                                                      December
                                                         31,
                                                     ----------- September 30,
                                                     1998  1999      2000
                                                     ---- ------ -------------
                                                                  (unaudited)
Accrued compensation................................ $--  $1,498   $   7,051
Accrued data center and office rent.................  --   1,296       1,014
Accrued construction rights fee.....................  250    250         --
Accrued Global Data Storage Network related equip-
 ment...............................................  --   1,725         --
Accrued other.......................................  257  1,313       8,703
                                                     ---- ------   ---------
                                                     $507 $6,082   $  16,768
                                                     ==== ======   =========

6. Stockholders' Equity

Stock Split

    On January 26, 2000, the Board of Directors and Stockholders approved a two-for-one common stock split, effected in the form of a stock dividend. All share and per share information in the accompanying consolidated financial statements and notes to the consolidated financial statements has been retroactively restated to reflect the effect of this stock split.

Common Stock

    The Company has authorized 600,000,000 shares of common stock, $.01 par value. The voting, dividend and liquidation rights of the holders of common stock are subject to, and qualified by, the rights of the holders of preferred stock. The holders of common stock are entitled to one vote for each share held. The Board of Directors may declare dividends subject to preferential dividend rights of any outstanding preferred stock. Holders of common stock are entitled to receive all assets available for distribution on the dissolution or liquidation of the Company, subject to any preferential rights of any outstanding preferred stock. At December 31, 1999, the Company had reserved 51,505,356 shares of common stock for the conversion of preferred stock and the exercise of options to purchase common stock.

Convertible Preferred Stock

    The Company's authorized capital includes convertible preferred stock, par value $0.01, from which shares of Series A, Series B and Series C have been designated and issued.

    Each share of preferred stock is convertible at the stockholder's option. Each share of Series A, B and C preferred stock may be converted into shares of common stock at conversion prices of $0.50, $2.46 and $8.57, respectively, per convertible share, as adjusted from time to time by a conversion factor (the "Conversion Price"). The shares of convertible preferred stock will automatically convert into common stock at the then effective Conversion Price upon the closing of a public offering of common stock pursuant to an effective registration statement under the Securities Act of 1933 resulting in at least $50,000,000 of gross proceeds to the Company.

    The holder of convertible preferred stock shall be entitled to receive, when and if declared by the Board of Directors of the Company, dividends in the same amount per share as would be

                             StorageNetworks, Inc.

payable on the number of shares of common stock into which the preferred stock is then convertible, payable in preference and priority to any payment of any cash dividend on common stock or any other class of stock or series thereof.

    Preferred shares are entitled to a number of votes on any matter submitted to the stockholders of the Company equal to the number of shares of common stock into which they are then convertible.

    Upon any liquidation of the Company, the holder of each share of Series A, B and C preferred stock shall be first entitled, before any distribution or payment is made to holders of common stock, to be paid $2.00, $4.92 and $17.13, respectively, per share, subject to adjustment for stock splits, stock dividends, combinations or other similar re-capitalizations.

Stock Option Plan

    The Company has adopted the StorageNetworks, Inc. Amended and Restated 1998 Stock Incentive Plan (the "Stock Incentive Plan"), which is administered by the Board of Directors (the "Board"). Under the terms of the Stock Incentive Plan, the Board may grant stock awards to officers, employees and consultants of the Company. The Stock Incentive Plan permits the grant of incentive stock options and nonqualified stock options. As of December 31, 1999, the Company has reserved 10,920,000 shares of common stock for issuance under the Stock Incentive Plan. Incentive stock options may not be granted at less than 100% of the fair market value of the common stock on the date of the grant and may not expire more than ten years from the date of the grant. Stock options granted under the Stock Incentive Plan generally will become exercisable over a four-year period in equal annual installments unless the Board specifies a different vesting schedule. The Stock Incentive Plan has a term of ten years, subject to earlier termination or amendment by the Board, and options outstanding under the Stock Incentive Plan prior to its termination remain outstanding after such termination.

    The following table presents the Company's stock option activity for the periods ended:

                            December 31, 1998   December 31, 1999   September 30, 2000
                            ------------------ -------------------- --------------------
                                                                        (Unaudited)
                                      Weighted             Weighted             Weighted
                                      Average              Average              Average
                                      Exercise             Exercise             Exercise
                             Shares    Price     Shares     Price     Shares     Price
                            --------- -------- ----------  -------- ----------  --------
   Outstanding options at
    beginning of period....       --   $  --    2,266,000   $ 0.03   9,126,000   $ 0.73
   Granted................. 2,266,000    0.03   9,664,000     0.70   2,768,500    20.37
   Exercised...............       --      --     (131,500)    0.03  (1,431,926)    0.80
   Cancelled...............       --      --   (2,672,500)    0.04    (525,669)    4.18
                            ---------  ------  ----------   ------  ----------   ------
   Outstanding options at
    end of period.......... 2,266,000  $ 0.03   9,126,000   $ 0.73   9,936,905   $ 6.00
                            =========  ======  ==========   ======  ==========   ======
   Exercisable at end of
    period.................       --      --       43,000   $ 0.34     925,543   $ 2.20
                            =========  ======  ==========   ======  ==========   ======
   Available for grant at
    end of period..........                     1,662,500           11,419,669
                                               ==========           ==========

                             StorageNetworks, Inc.

    The following table summarizes information about the Company's stock options at December 31, 1999:

                                                             Stock Options
         Stock Options Outstanding                            Exercisable
   --------------------------------------------      -----------------------------------
                     Weighted         Weighted
                      Average         Average                             Weighted
     Number         Contractual       Exercise         Number             Average
   Outstanding      Life (yrs)         Price         Exercisable       Exercise Price
   -----------      -----------       --------       -----------       --------------
   1,552,500           9.06            $0.03           15,000              $0.03
   1,298,000           9.46             0.05              --                 --
     678,000           9.46             0.15              --                 --
   2,964,000           9.66             0.25              --                 --
     874,000           9.84             0.50           28,000               0.50
   1,759,500           9.96             3.00              --                 --
   ---------                                           ------
   9,126,000                                           43,000
   =========                                           ======

Stock-Based Compensation

    As discussed in Note 2, the Company applies APB 25 and related interpretations in accounting for its Stock Incentive Plan. For the years ended December 31, 1998 and 1999, the Company recorded $1,076,350 and $20,806,710 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair value of common stock. Compensation expense of $1,300,385 was recognized during the year ended December 31, 1999. As required under SFAS 123, the following pro forma net loss and net loss per share presentations reflect the amortization of the option grant fair value as expense. For purposes of this disclosure, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows for the year ended December 31, 1998 and 1999 (in thousands, except per share amounts):

                                                               1998     1999
                                                              ------  --------
   Pro forma net loss........................................ $ (369) $(23,816)
   Pro forma net loss per share--basic and diluted........... $(0.02) $  (0.98)

    The weighted average grant date fair value was $0.01 and $2.61 for stock options granted in 1998 and 1999, respectively, and the weighted-average remaining contractual life for options outstanding as of December 31, 1999 is
9.6 years. The fair value of stock options granted during 1998 and 1999 was estimated at the date of the option grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.5%, expected life of the options of four years, and a dividend rate of zero.

    The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures in future years as the periods presented include only one and two years of option grants under the Stock Incentive Plan.

Stock Warrants

    On October 27, 1999, in connection with two equipment lease lines, the Company issued warrants to purchase a total of 130,082 shares of the Company's series B convertible preferred stock at $4.92 per share. The warrants expire on October 27, 2009. The fair value of the warrants was not material and was calculated using the Black-Scholes option pricing model, with the following assumptions: volatility--95% dividends--none; expected life--one year; risk-free interest rate--5.5%.

                             StorageNetworks, Inc.

7. Income Taxes

    As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $25,500,000. The net operating loss carryforwards will expire at various dates beginning in the years 2004 through 2019 if not utilized.

    Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes consist of the following at December 31(in thousands):

                                                                 1998    1999
   Deferred tax assets:                                          -----  -------
   Net operating loss carryforwards............................. $  20  $10,203
   Other........................................................   130      459
                                                                 -----  -------
                                                                   150   10,662
   Deferred tax liabilities:
   Depreciation.................................................   --     1,497
                                                                 -----  -------
   Total deferred tax assets, net...............................   150    9,165
   Valuation allowance..........................................  (150)  (9,165)
                                                                 -----  -------
   Net deferred tax asset....................................... $ --   $   --
                                                                 =====  =======

    The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that a full valuation allowance has been recorded. The Company will continue to assess the realization of the deferred tax assets based on actual and forecasted operating results.

    Federal tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code, Section 382. The Company has not determined if an ownership change, as defined, has occurred. The Company plans to compute exact limitations upon realization of taxable earnings and associated utilization of the net operating loss carryforwards.

                             StorageNetworks, Inc.

8. Commitments and Contingencies

Leases

    The Company has entered into a number of operating leases for its facilities. The leases expire from 2000 through 2009. As of December 31, 1999, the Company had collateralized letters of credit aggregating $359,127 for these leases. The related funds are included in restricted cash equivalents on the accompanying consolidated balance sheet. The Company also leases certain data center infrastructure and equipment under capital leases. Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was recorded in any such transaction due to the short holding period from the time the assets were purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1999 are as follows:

                                               Capital Leases Operating Leases
   Year ending December 31,                    -------------- ----------------
                                                       (in thousands)
   2000.......................................   $   6,612       $    9,505
   2001.......................................       6,424            5,027
   2002.......................................       6,397            2,805
   2003.......................................       5,067            2,696
   2004.......................................         115            2,627
   Thereafter.................................       1,728            5,475
                                                 ---------       ----------
   Total minimum lease payments...............      26,343       $   28,135
                                                                 ==========
   Less amounts representing imputed inter-
    est.......................................      (6,079)
                                                 ---------
   Present value of minimum lease payments....      20,264
   Less current portion.......................      (4,442)
                                                 ---------
   Capital lease obligations, less current
    portion...................................   $  15,822
                                                 =========

    The Company's rent expense was approximately $3,600 and $2,369,000 for the years ended December 31, 1998 and 1999, respectively.

Fiber Optic Capacity Lease

    In October 1999, the Company entered into a capital lease agreement for the acquisition of dark fiber transport capacity. The Company executes a lease schedule each time dark fiber is leased under the agreement. The term of the agreement is 20 years from the initiation of the first lease schedule, which occurred in December 1999. The present value of the minimum lease payments from the lease schedules executed under this agreement are recorded as rights to use fiber optic capacity in the accompanying consolidated balance sheet. The range of the total minimum commitment is approximately $88,000,000 to $96,000,000 over the lease term.

Purchase Commitment

    On February 2, 2000, the Company entered into an agreement with a vendor whereby the Company committed to purchase $50,000,000 of Global Data Storage Network related equipment by December 31, 2000.

9. Segment Information

    The Company provides remote, online data storage services to its customers in its S-POP data centers. The Company establishes these S-POP data centers using a consistent operating model with similar economic characteristics. As a result, the Company considers its managed storage services as one reportable segment under the aggregation criteria of SFAS No. 131. The Company also provides professional services such as data storage assessment and implementation services to customers that operate their own storage area network. Professional services represent another reportable segment. The Company does not consider its sales of storage equipment to be a reportable segment because such sales are infrequent in volume and are only executed as an accommodation to certain customers to facilitate the customer's purchase of managed storage services. The operations of each reportable segment are reported separately in the accompanying consolidated statements of operations. Total assets pertaining to the Company's professional services were zero and $2,624,999 at December 31, 1998 and 1999, respectively. Total assets for the Company's managed storage services totaled $45,873 and $23,164,532 at December 31, 1998 and 1999, respectively.

10. Subsequent Events (unaudited)

Series D Convertible Preferred Stock

    On February 29, 2000, the Company issued 1,758,240 shares of Series D convertible preferred stock at $22.75 per share for total consideration of $40,000,000. The terms and conditions of the Series D preferred stock are substantially the same as those of the Series A, B and C convertible preferred stock.

Series D Stock Warrants

    On February 29, 2000, the Company issued warrants to three customers to purchase 810,000 shares of Series D convertible preferred stock at $22.75 per share. The fair value of the warrants was determined to be $3,546,000 and was calculated using the Black-Scholes option pricing model with the following assumptions: volatility -- 95%, dividends -- none, expected life -- 1/4 year, risk-free interest rate -- 5.5%. All of the warrants are immediately exercisable. Warrants with a fair value of $1,891,200 issued to customers with non-cancelable managed services contracts have been deferred and will be amortized over the contract term. The remaining warrants with a fair value of $1,654,800 are included in sales and marketing expenses for the nine months ended September 30, 2000.

Initial Public Offering

    On July 6, 2000, the Company completed its initial public offering ("IPO") in which it sold 9,000,000 shares of common stock at a price to the public of $27.00 per share. The net proceeds of the IPO, which the Company received on July 6, 2000, after deducting underwriting discounts were approximately $226.0 million. Upon the closing of the IPO, all of the Company's outstanding convertible preferred stock (Series A, B, C and D) automatically converted into an aggregate of 54,109,118 shares of common stock. In July 2000, the Company's underwriters exercised their option to purchase an additional 1,350,000 shares of common stock at $27.00 per share, which resulted in additional net proceeds to the Company of $33.9 million after deducting underwriting discounts.

Preferred Stock

    The Company's amended and restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock. The Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

2000 Stock Plan

    The 2000 Stock Plan (the "2000 Stock Plan") was adopted by the Board and approved by our Stockholders in March 2000. 12,000,000 shares of common stock are reserved for issuance under the 2000 Stock Plan.

2000 Employee Stock Purchase Plan

    The 2000 Employee Stock Purchase Plan (the "2000 Stock Purchase Plan") was adopted by the Board and approved by our Stockholders in March 2000. The 2000 Stock Purchase Plan authorized the issuance of up to a total of 10,000,000 shares of common stock to our participating employees.

                             [StorageNetworks Logo]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Special Note Regarding Forward-Looking Statements........................  20
Use of Proceeds..........................................................  21
Price Range of Common Stock and Dividend Policy..........................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Consolidated Financial Data.....................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  34
Management...............................................................  50
Related Party Transactions...............................................  59
Principal and Selling Stockholders.......................................  61
Description of Capital Stock.............................................  64
Shares Eligible for Future Sale..........................................  67
Underwriting.............................................................  69
Validity of Common Stock.................................................  72
Experts..................................................................  72
Where You Can Find More Information......................................  72
Index to Consolidated Financial Statements............................... F-1


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               9,000,000 Shares

                             StorageNetworks, Inc.

                                 Common Stock

                                ---------------

                        [Logo of StorageNetworks, Inc.]

                                ---------------

                             Goldman, Sachs & Co.

                                   Chase H&Q

                              Merrill Lynch & Co.

                             Salomon Smith Barney

                          Thomas Weisel Partners LLC

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

      SEC registration fee...........................................  $180,680
      NASD filing fee................................................    30,500
      Printing and engraving expenses................................   150,000
      Legal fees and expenses........................................   200,000
      Accounting fees and expenses...................................    50,000
      Blue Sky fees and expenses (including legal fees)..............    15,000
      Transfer agent and registrar fees and expenses.................     5,000
      Miscellaneous..................................................   118,820
                                                                       --------
          Total......................................................  $750,000
                                                                       ========

    StorageNetworks will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

    The Delaware General Corporation Law and StorageNetworks' charter and by-laws provide for indemnification of StorageNetworks' directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of StorageNetworks and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to StorageNetworks' charter and by-laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

    The Underwriting Agreement provides that the underwriters are obligated, under some circumstances, to indemnify directors, officers and controlling persons of StorageNetworks against some liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

    In the three years preceding the filing of this registration statement, StorageNetworks has issued the following securities that were not registered under the Securities Act:

    (a) Issuances of Capital Stock.

 Preferred Stock Issuances

    Between December, 1998 and January, 1999, we issued and sold 5,000,000 shares of Series A convertible preferred stock in a private financing for a price of $2.00 per share, or an aggregate offering price of $10,000,000. The purchasers of these shares of Series A convertible preferred stock were Jeffrey Casale, Richard Dyke, Greylock IX Limited Partnership, John Healy, the James P. and Maureen P. Lampert Living Trust, Roger Marino, John McCarthy, Robin Monleon, Robert Rinaldi, Paul Salem, William Scannel, three entities affiliated with Sigma Partners, James Sullivan, and Mark Ward. Each share of Series A convertible preferred stock automatically converted into four shares of common stock upon the closing of our initial public offering ("IPO") on July 6, 2000.

    On July 1, 1999, we issued 10,162,596 shares of Series B convertible preferred stock in a private financing for a price of $4.92 per share, or an aggregate offering price of approximately $50,000,000. The purchasers of these shares of Series B convertible preferred stock were Frank Bell, Ronald Denelle, Greylock IX Limited Partnership, four entities affiliated with Goldman, Sachs & Co., Andrew Hajducky, Scott Harrington, PH Ventures II, LLC, three entities affiliated with Sigma Partners, William Schleyer and Van Wagoner Capital Management, Inc. Each share of Series B convertible preferred stock automatically converted into two shares of common stock upon the closing of our IPO on July 6, 2000.

    On January 20, 2000, we sold an aggregate of 6,012,843 shares of Series C convertible preferred stock in a private financing for $17.13 per share, or an aggregate offering price of approximately $103,000,000. The purchasers of these shares of Series C convertible preferred stock were the Andreesen 1996 Living Trust, Dell USA L.P., Exodus Communications, Inc., Peter Fortenbaugh, an affiliate of Global Crossing and GlobalCenter, Michael Healy, Robert Helms, MLS-I, LP, LLP, Bassam Mohamad, Greg Reyes, Joe Stockwell, Richard Stoltz, and Adam Wegner. Each share of Series C convertible preferred stock automatically converted into two shares of common stock upon the closing of our IPO on July 6, 2000.

    On February 29, 2000, we sold an aggregate of 1,758,240 shares of Series D convertible preferred stock in a private financing for $22.75 per share, or an aggregate offering price of approximately $40,000,000. The purchasers of these shares of Series D convertible preferred stock were Brocade Communications, Inc., an affiliate of Compaq Computer Corporation, Network Appliance, Inc., Sun Microsystems, Inc. and an affiliate of VERITAS Software Corporation. Each share of Series D convertible preferred stock automatically converted into one share of common stock upon the closing of our IPO on July 6, 2000.

 Common Stock Issuances

    On October 5, 1998, we sold an aggregate of 24,400,000 shares of common stock, which number is adjusted for subsequent stock splits, to individual accredited investors who are officers of StorageNetworks and/or members of our board of directors for approximately $.003 per share, or an aggregate offering price of $76,250.

 Issuance of Warrants

    On October 27, 1999, we issued warrants to purchase an aggregate of 130,082 shares of Series B convertible preferred stock at an exercise price of $4.92 per share to Leasing Technologies International, Lighthouse Capital Partners, Pentech Financial Services and Silicon Valley Bank. Upon completion of our IPO, these warrants were exercisable at an exercise price of $2.46 per share for an aggregate of 260,164 shares of common stock.

    In February, 2000, we issued warrants to purchase an aggregate of 810,000 shares of Series D convertible preferred stock at an exercise price of $22.75, to Lycos, Yahoo!, and Merrill Lynch. Upon completion of our IPO , these warrants were exercisable at an exercise price of $22.75 per share for an aggregate of 810,000 shares of common stock.

    As of September 30, 2000, certain of the foregoing warrants have been exercised by the holders thereof, resulting in the issuance of an aggregate of 787,775 shares of common stock.

    (b) Grants and Exercises of Stock Options.

    As of September 30, 2000, StorageNetworks had outstanding options to purchase an aggregate of 9,936,905 shares of common stock under the Amended and Restated 1998 Stock Incentive Plan and the 2000 Stock Plan exercisable at a weighted average exercise price of $6.00 per share. From December, 1999 to September 30, 2000, StorageNetworks issued 1,563,426 shares of common stock for an average purchase price of $0.73 per share pursuant to the exercise of employee options. These options and shares were issued pursuant to Rule 701 under the Securities Act.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits:

 Exhibit No.                             Description
 -----------                             -----------
    1.1      Form of Underwriting Agreement.

    3.1*     Amended and Restated Certificate of Incorporation of the
             Registrant.

    3.2**    Amended and Restated By-laws of the Registrant.

    4.1*     Specimen certificate for shares of common stock.

    5.1**    Opinion of Hale and Dorr LLP.

   10.1* Amended and Restated 1998 Stock Incentive Plan, as amended to date.

   10.2*     2000 Stock Plan.

   10.3*     2000 Non-employee Director Option Plan.

   10.4*     Amended and Restated Sublease with Innovative Associates, Inc. for
             100 Fifth Avenue, Waltham, Massachusetts dated July 6, 1999.

   10.5*     Lease by and between the Registrant and Prospect Hill Acquisition
             Trust for 100 Fifth Avenue, Waltham, Massachusetts, dated November
             8, 1999.

   10.6+*    Subcontractor Agreement for Professional Services between the
             Registrant and EMC Corporation dated May 4, 1999.

   10.7* Value Added Systems Integrator Agreement between the Registrant and EMC Corporation dated September, 1999.

   10.8+*    Amendment to Value Added Systems Integrator Agreement between the
             Registrant and EMC Corporation dated February 2, 2000.

   10.9+*    Amended and Restated Definitive Agreement for Joint Marketing and
             Services between the Registrant and GlobalCenter, Inc. dated May
             31, 2000.

   10.10*    Master Fiber Network and Colocation Services Agreement between the
             Registrant and Global Crossing USA Inc. dated March 9, 1999.

   10.11*    Master Lease Agreement between the Registrant and Dell Financial
             Services dated June 15, 1999.

   10.12* Third Amended and Restated Stockholder Rights Agreement dated as of February 29, 2000 among the Registrant and certain stockholders of the Registrant named therein.

   10.13+*   Fiber Optic Network Agreement with Metromedia Fiber Network
             Services Inc. dated October 8, 1999.

   10.14*    Employment Agreement with John Clavin dated July 19, 1999.

   10.15*    Severance Agreement with John Clavin, as amended, dated August 26,
             1999.

   10.16**   Promissory Note from Michael Tardif to the Registrant, dated
             August 18, 2000.

   10.17*    Employment Agreement with Paul C. Flanagan dated March 15, 1999.

   10.18 Statement re: per share earnings (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)


 Exhibit No.                             Description
 -----------                             -----------
 10.19*      2000 Employee Stock Purchase Plan.

 10.20+*     Agreement for Professional Services between the Registrant and
             Dell Marketing L.P. dated April 27, 2000.

 10.21+**    Hobbs Brook Office Park Lease between the Registrant and 275 Wyman
             Street Trust dated July, 2000.

 21.1*       List of Subsidiaries.

 23.1        Consent of Ernst & Young LLP.

 23.2**      Consent of Hale and Dorr LLP (included in Exhibit 5.1).

 24.1**      Power of Attorney (see page II-5).

 27**        Financial Data Schedule.

--------
  +Confidential materials omitted and filed separately with the SEC. *Incorporated by reference to the Company's Registration Statement on Form S-
        1 filed on March 1, 2000 (Registration No. 333-31430).

  **    Previously filed.

    (b) Financial Statement Schedules.

Schedule II--Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on November 2, 2000.

                                          StorageNetworks, Inc.

                                          By:
                                             ----------------------------------

                                                     Dean J. Breda

                                                    Vice President

                                                 and General Counsel

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    Chief Executive Officer,    November 2, 2000
*_____________________________________  President and Director
            Peter W. Bell               (Principal Executive
                                        Officer)

                  *                    Executive Vice President,   November 2, 2000
______________________________________  Chief Technical Officer
          William D. Miller             and Director

                  *                    Executive Vice President,   November 2, 2000
______________________________________  Chief Financial Officer,
           Paul C. Flanagan             Treasurer and Secretary
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Director                    November 2, 2000
______________________________________
        Randall A. Blumenthal

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    Director                    November 2, 2000
______________________________________
           Robert E. Davoli

                  *                    Director                    November 2, 2000
______________________________________
           Harold R. Dixon

                  *                    Director                    November 2, 2000
______________________________________
           Stephen J. Gaal

                  *                    Director                    November 2, 2000
______________________________________
          Michael D. Lambert

                  *                    Director                    November 2, 2000
______________________________________
         William T. Schleyer

                  *                    Director                    November 2, 2000
______________________________________
           Roger M. Marino

       By: /s/ Dean J. Breda
______________________________________
           Attorney-in-fact

                                  Schedule II

                                STORAGENETWORKS
                       VALUATION AND QUALIFYING ACCOUNTS

                                              Additions
                                           ----------------
                                Balance at Charged to       Deductions Balance
                                Beginning  Costs and           From    at End
Description                      of Year    Expenses  Other  Reserves  of Year
-----------                     ---------- ---------- ----- ---------- -------
YEAR ENDED DECEMBER 31, 1999
Reserves and allowances
 deducted from asset accounts:
  Allowance for doubtful
   accounts....................    $ 0      $75,718    $ 0     $ 0     $75,718
YEAR ENDED DECEMBER 31, 1998
Reserves and allowances
 deducted from asset accounts:
  Allowance for doubtful
   accounts....................    $ 0      $     0    $ 0     $ 0     $     0

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
   1.1       Form of Underwriting Agreement.

   3.1*      Amended and Restated Certificate of Incorporation of the
             Registrant.

   3.2**     Amended and Restated By-laws of the Registrant.

   4.1*      Specimen certificate for shares of common stock.

   5.1**     Opinion of Hale and Dorr LLP.

  10.1* Amended and Restated 1998 Stock Incentive Plan, as amended to date.

  10.2*      2000 Stock Plan.

  10.3*      2000 Non-employee Director Option Plan.

  10.4*      Amended and Restated Sublease with Innovative Associates, Inc. for
             100 Fifth Avenue, Waltham, Massachusetts dated July 6, 1999.

  10.5*      Lease by and between the Registrant and Prospect Hill Acquisition
             Trust for 100 Fifth Avenue, Waltham, Massachusetts, dated November
             8, 1999.

  10.6+*     Subcontractor Agreement for Professional Services between the
             Registrant and EMC Corporation dated May 4, 1999.

  10.7* Value Added Systems Integrator Agreement between the Registrant and EMC Corporation dated September, 1999.

  10.8+*     Amendment to Value Added Systems Integrator Agreement between the
             Registrant and EMC Corporation dated February 2, 2000.

  10.9+* Amended and Restated Agreement for Joint Marketing and Services between the Registrant and GlobalCenter Inc. dated May 31, 2000.

  10.10*     Master Fiber Network and Colocation Services Agreement between the
             Registrant and Global Crossing USA Inc. dated May 31, 2000.

  10.11*     Master Lease Agreement between the Registrant and Dell Financial
             Services dated June 15, 1999.

  10.12* Third Amended and Restated Stockholder Rights Agreement dated as of February 29, 2000 among the Registrant and certain stockholders of the Registrant named therein.

  10.13+*    Fiber Optic Network Agreement with Metromedia Fiber Network
             Services Inc. dated October 8, 1999.

  10.14*     Employment Agreement with John Clavin dated July 19, 1999.

  10.15*     Severance Agreement with John Clavin, as amended, dated August 26,
             1999.

  10.16**    Promissory Note from Michael Tardif to the Registrant, dated
             August 15, 2000.

  10.17*     Employment Agreement with Paul C. Flanagan dated March 15, 1999.

  10.18 Statement re: per share earnings (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)

  10.19*     2000 Employee Stock Purchase Plan.

  10.20+*    Agreement for Professional Services between the Registrant and
             Dell Marketing L.P. dated April 27, 2000.

  10.21+**   Hobbs Brook Office Park Lease between the Registrant and 275 Wyman
             Street Trust dated July, 2000.

  21.1*      List of Subsidiaries.

  23.1       Consent of Ernst & Young LLP.

  23.2**     Consent of Hale and Dorr LLP (included in Exhibit 5.1).

  24.1**     Power of Attorney (see page II-5).

  27**       Financial Data Schedule.

--------
  +Confidential materials omitted and filed separately with the SEC. *Incorporated by reference to the Company's Registration Statement on Form S-
        1 filed on March 1, 2000 (Registration No. 333-31430).

  **    Previously filed.